                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                           ROSETTA INPHARMATICS, INC.,


                                MERCK & CO., INC.


                                       AND


                             COHO ACQUISITION CORP.


                                   DATED AS OF


                                  May 10, 2001

                                TABLE OF CONTENTS

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ARTICLE I........................................................................................................      1

           Section 1.1         The Merger........................................................................      1

           Section 1.2         The Closing.......................................................................      2

           Section 1.3         Effective Time....................................................................      2

           Section 1.4         Subsequent Actions................................................................      2

           Section 1.5         Certificate of Incorporation and By-laws..........................................      2

           Section 1.6         Officers and Directors............................................................      3

           Section 1.7         Tax Consequences..................................................................      3

ARTICLE II.......................................................................................................      3

           Section 2.1         Treatment of Common Stock.........................................................      3

           Section 2.2         Cancellation of Excluded Shares...................................................      3

           Section 2.3         Conversion of Common Stock of Merger Sub..........................................      4

           Section 2.4         Exchange Agent; Exchange Procedures...............................................      4

           Section 2.5         Transfer Books; Lost, Stolen or Destroyed Certificates............................      5

           Section 2.6         No Fractional Share Certificates; Termination of Exchange Fund....................      5

           Section 2.7         Options...........................................................................      6

           Section 2.8         Appraisal Rights..................................................................      8

           Section 2.9         Certain Adjustments...............................................................      8

           Section 2.10        Treatment of Warrants.............................................................      8

           Section 2.11        Non-Exclusive Licenses............................................................      8

ARTICLE III......................................................................................................     10

           Section 3.1         Organization and Qualification; Subsidiaries......................................     10

           Section 3.2         Restated Certificate of Incorporation and By-laws.................................     10

           Section 3.3         Capitalization....................................................................     11

           Section 3.4         Power and Authority; Authorization; Valid and Binding.............................     11

           Section 3.5         No Conflict; Required Filings and Consents........................................     12

           Section 3.6         SEC Reports; Financial Statements.................................................     13

           Section 3.7         Absence of Certain Changes........................................................     14

           Section 3.8         Litigation; Liabilities...........................................................     15

           Section 3.9         Contracts.........................................................................     16

           Section 3.10        Compliance; Permits...............................................................     16


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           Section 3.11        Employee Matters; ERISA...........................................................     17

           Section 3.12        Labor Matters.....................................................................     19

           Section 3.13        Environmental Matters.............................................................     19

           Section 3.14        Title to Properties...............................................................     22

           Section 3.15        Board Action; Vote Required.......................................................     23

           Section 3.16        Opinion of Financial Advisor......................................................     24

           Section 3.17        Brokers...........................................................................     24

           Section 3.18        Tax Matters.......................................................................     24

           Section 3.19        Restrictions on Business Activities...............................................     25

           Section 3.20        Intellectual Property.............................................................     25

ARTICLE IV.......................................................................................................     28

           Section 4.1         Capitalization of Merger Sub......................................................     28

           Section 4.2         Organization, Good Standing and Qualification.....................................     28

           Section 4.3         Corporate Authority...............................................................     28

           Section 4.4         No Conflict; Required Filings and Consents........................................     29

           Section 4.5         SEC Reports; Financial Statements.................................................     30

           Section 4.6         Brokers...........................................................................     30

           Section 4.7         Information Supplied..............................................................     30

           Section 4.8         Absence of Certain Changes........................................................     31

           Section 4.9         Litigation........................................................................     31

           Section 4.10        Compliance........................................................................     31

ARTICLE V........................................................................................................     32

           Section 5.1         Interim Operations of the Company.................................................     32

           Section 5.2         Other Actions.....................................................................     35

           Section 5.3         Advice of Changes; Filings........................................................     35

           Section 5.4         Certain Tax Matters...............................................................     35

           Section 5.5         No Solicitation...................................................................     36

ARTICLE VI.......................................................................................................     39

           Section 6.1         Meetings of Stockholders..........................................................     39

           Section 6.2         Filings; Other Action.............................................................     39

           Section 6.3         Publicity.........................................................................     40

           Section 6.4         Preparation of the Form S-4 and the Proxy Statement...............................     40

           Section 6.5         Expenses..........................................................................     42


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           Section 6.6         Access to Information.............................................................     42

           Section 6.7         Insurance; Indemnity..............................................................     42

           Section 6.8         Employee Benefit Plans............................................................     43

           Section 6.9         Takeover Statutes.................................................................     44

           Section 6.10        Commercially Reasonable Efforts...................................................     45

           Section 6.11        Stock Exchange Listing............................................................     46

           Section 6.12        Reorganization Treatment..........................................................     46

ARTICLE VII......................................................................................................     46

           Section 7.1         Conditions to Obligations of the Parties..........................................     46

           Section 7.2         Additional Conditions to Obligations of Parent and Merger Sub.....................     47

           Section 7.3         Additional Conditions to Obligations of the Company...............................     48

ARTICLE VIII.....................................................................................................     49

           Section 8.1         Termination.......................................................................     49

           Section 8.2         Effect of Termination.............................................................     50

           Section 8.3         Amendment.........................................................................     51

           Section 8.4         Extension; Waiver.................................................................     51

           Section 8.5         Procedure for Termination or Amendment............................................     51

ARTICLE IX.......................................................................................................     51

           Section 9.1         Non-Survival of Representations, Warranties and Agreements........................     51

           Section 9.2         GOVERNING LAW.....................................................................     52

           Section 9.3         Notices...........................................................................     52

           Section 9.4         Certain Definitions; Interpretation...............................................     53

           Section 9.5         Interpretation....................................................................     55

           Section 9.6         Severability......................................................................     55

           Section 9.7         Assignment; Binding Effect; No Third Party Beneficiaries..........................     55

           Section 9.8         ENFORCEMENT.......................................................................     56

           Section 9.9         Counterparts......................................................................     56

           Section 9.10        Entire Agreement..................................................................     56


                                     -iii-
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ANNEX I     Index of Defined Terms


ANNEX II Form of Amended and Restated Certificate of Incorporation of Surviving Corporation


ANNEX III   Right of First Offer Procedures


                                      -iv-
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                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2001 (this "Agreement"), by and among Merck & Co., Inc., a New Jersey corporation ("Parent"), Coho Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Rosetta Inpharmatics, Inc., a Delaware corporation (the "Company").

                  WHEREAS, the respective Board of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company ("Company Common Stock"), other than shares of Company Common Stock owned by Parent, Merger Sub or the Company, will be converted into the right to receive common stock, par value $0.01 per share, of Parent ("Parent Common Stock");

                  WHEREAS, for U.S. Federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement will be, and is hereby, adopted as a plan of reorganization;

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, certain holders of Company Common Stock, are entering into an agreement with Parent (the "Stockholders Agreement"), pursuant to which such holders have made certain agreements with respect to the Company Common Stock held by them;

                  WHEREAS, pursuant to the terms of this Agreement, the Company has granted Parent a non-exclusive license to certain of the Company's intellectual property; and

                  WHEREAS, simultaneously with the execution of this Agreement, certain employees of the Company are entering into new employment contracts with the Company (the "Employment Contracts"), providing for the terms and conditions of their employment with the Company after consummation of the Merger.

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                  Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of
Section 251 of the Delaware General Corporation Law (the "DGCL"), at the Effective Time Merger Sub shall be merged with and into the Company (the "Merger") and the separate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and, as of the Effective Time, shall be a wholly-owned subsidiary of Parent. The effects and consequences of the Merger shall be as specified in this Agreement and in Section 259(a) of the DGCL. Notwithstanding the foregoing, if the Tax opinions referred to in Sections 7.2(e) and 7.3(d) of this Agreement cannot be rendered unless Merger Sub survives, Parent and Company agree to consummate the Merger by merging the Company with and into Merger Sub, with Merger Sub surviving the Merger and become the Surviving Corporation; provided that such election shall in no event add any conditions to the consummation of the Merger that would not have been applicable had Merger Sub been merged with and into the Company (e.g., the accuracy of a representation by the Company regarding necessary third party consents).

         Section 1.2 The Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, 350 S. Grand Avenue, Los Angeles, California 90071, at 10:00 A.M. local time, not later than the second business day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place, time or date as Parent and the Company shall agree (the date of the Closing, the "Closing Date").

         Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger with respect to the Merger, meeting the requirements of Section 251 of the DGCL, to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time at which the certificate of merger with respect thereto shall be duly filed with the Secretary of State of the State of Delaware, or at such later time specified in such certificate of merger as shall be agreed by Parent and the Company (the time that the Merger becomes effective, the "Effective Time").

         Section 1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

         Section 1.5 Certificate of Incorporation and By-laws. Unless otherwise agreed by Parent and the Company prior to the Closing, in the event the Merger is consummated:

                  (i) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in Annex II hereto and as so amended shall constitute at and after the Effective Time (until amended as provided by applicable law and such Certificate of Incorporation, as applicable) the Certificate of Incorporation of the Surviving Corporation.

                  (ii) The By-laws of Merger Sub in effect immediately prior to the Effective Time shall constitute at and after the Effective Time (until amended as provided by applicable law and the Certificate of Incorporation and By-laws, as applicable) the By-laws of the Surviving Corporation.

         Section 1.6 Officers and Directors.

                  (a) The officers of the Company immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

                  (b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

         Section 1.7 Tax Consequences.

                     It is intended by the parties that the Merger shall constitute a reorganization with the meaning of Section 368 of the Code.


                                   ARTICLE II

         Section 2.1 Treatment of Common Stock. At the Effective Time, without any action on the part of any holder thereof (but subject to Sections 2.4, 2.5 and 2.6 of this Agreement), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and (other than those shares held in the treasury of the Company or shares that are owned by the Company, Parent or Merger Sub (collectively, the "Excluded Shares")) shall be converted into a right to receive 0.2352 validly issued, fully paid and nonassessable shares (the "Exchange Ratio") of Parent Common Stock. Except as otherwise provided herein, each certificate (a "Company Certificate") that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Excluded Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Company Certificate shall evidence the right to receive Parent Common Stock on the basis set forth in this Section 2.1 (subject to Sections 2.4, 2.5 and 2.6 of this Agreement).

         Section 2.2 Cancellation of Excluded Shares. At the Effective Time, without any action on the part of the holder thereof, each Excluded Share shall forthwith cease to be outstanding and shall be canceled and retired, and no shares of stock or other securities of Parent, the Company or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made or paid, in respect thereof.


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
         Section 2.3 Conversion of Common Stock of Merger Sub. At the Effective Time, without any action on the part of the holder thereof, each share of common stock of Merger Sub that is issued and outstanding immediately prior the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         Section 2.4 Exchange Agent; Exchange Procedures.

                  (a) Subject to the terms and conditions of this Agreement, at or prior to the Effective Time, Parent shall appoint an exchange agent selected by Parent that is reasonably acceptable to the Company (the "Exchange Agent"), to effect the exchange of shares of Company Common Stock for shares of Parent Common Stock in accordance with the provisions of this Article II. As soon as reasonably practicable following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock ("Parent Certificates") in amounts sufficient to allow the Exchange Agent to make all deliveries of Parent Certificates in exchange for Company Certificates in connection with the Merger, as contemplated by this Section 2.4 and any cash payable in respect of fractional shares in accordance with Section 2.6(a) hereof and any dividends or other distributions payable in accordance with Section 2.4(b) (the "Exchange Fund").

                  (b) Parent shall instruct the Exchange Agent to mail to each record holder of shares of Company Common Stock immediately after the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to shares of Company Common Stock shall pass, only upon the delivery of a Company Certificate or Company Certificates representing such shares to the Exchange Agent, and which letter shall otherwise be in such form and have such other provisions as Parent shall reasonably specify, which form shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of Company Certificates for Parent Certificates and cash in lieu of fractional shares, if any. Commencing immediately after the Effective Time, upon the surrender to the Exchange Agent of a Company Certificate, together with a duly executed and completed letter of transmittal and all other documents and other materials reasonably required by the Exchange Agent to be delivered in connection therewith, the holder thereof shall be entitled to receive a Parent Certificate or Parent Certificates representing the number of whole shares of Parent Common Stock into which the shares of the Company Common Stock which immediately prior to the Effective Time were represented by such Company Certificate so surrendered shall have been converted in accordance with the provisions of Section 2.1, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.6(a). Unless and until any Company Certificate is so surrendered, no dividends or other distributions, if any, payable to the holders of record of shares of Parent Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such Company Certificate in respect thereof. Upon the surrender of any Company Certificate, the record holder of the Parent Certificate or Parent Certificates representing shares of Parent Common Stock issued in exchange therefor shall be entitled to receive (i) at the time of surrender, the amount of any dividends or other distributions in respect of such shares of Parent Common Stock having a record date after the Effective Time and a payment date prior to the surrender date, and (ii) at the appropriate payment date, the amount of dividends or other distributions in respect of such shares of Parent Common Stock having a record date after the Effective Time and a payment date subsequent to the date of such surrender. No interest shall be payable in respect of the payment of dividends or distributions pursuant to the immediately preceding sentence.

                  (c) Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the shares of the Parent Common Stock and cash in lieu of fractional shares otherwise payable to any holder of shares of Company Common Stock pursuant to this Article II, and from any dividends or other distributions which such holder is entitled to receive pursuant to Section 2.4(b), such amounts as Parent, the Surviving Corporation and/or the Exchange Agent is required to deduct or withhold therefrom under the Code and/or any applicable provision of state, local or foreign law.

         Section 2.5 Transfer Books; Lost, Stolen or Destroyed Certificates.

                  (a) The stock transfer books of the Company shall be closed at the Effective Time and no transfer of any shares of Company Common Stock shall thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of any shares of Company Common Stock that is not registered in the stock transfer records of the Company at the Effective Time, a Parent Certificate or Parent Certificates representing the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted in the Merger shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.6(a), and payment of dividends or distributions, if any, in accordance with Section 2.4(b) only if the Company Certificate or Company Certificates are surrendered as provided in Section 2.4 (but subject to Section 2.5(b) hereof), accompanied by all documents required to evidence and effect such transfer and evidence of payment of any applicable stock transfer taxes.

                  (b) In the event any Company Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate, upon the delivery of a duly executed affidavit of that fact by the holder thereof, Parent Certificates in accordance with Section 2.4, cash in lieu of fractional shares, if any, in accordance with
Section 2.6(a), and payment of dividends and distributions, if any, in accordance with Section 2.4(b); provided, however, that Parent may, in its discretion, require the owner of such lost, stolen or destroyed Company Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent, the Company, the Surviving Corporation or the Exchange Agent with respect to that Company Certificate alleged to have been lost, stolen or destroyed.

         Section 2.6 No Fractional Share Certificates; Termination of Exchange Fund.

                  (a) No scrip or certificates for fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Company Certificates, and no fractional interest in a share of Parent Common Stock will entitle the holder thereof to vote or receive dividends or distributions or any other rights of a stockholder of Parent, with respect to any such fractional share interest. Each Person entitled to receive, but for this Section 2.6(a), a fractional share of Parent Common Stock shall be entitled to receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices of the shares of Parent Common Stock on the New York Stock Exchange (the "NYSE") Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the five trading day period immediately preceding the Closing Date.

                  (b) Any portion of the Exchange Fund which remains undistributed six months after the Effective Time shall be delivered to Parent upon demand, and each holder of shares of Company Common Stock who has not theretofore surrendered such holder's Company Certificates in accordance with the provisions of this Article II shall thereafter look only to Parent for satisfaction of such holder's claims for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock payable in accordance with
Section 2.6(a) and any dividends or distributions payable in accordance with
Section 2.4(b). Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any former holder of shares of Company Common Stock for any shares or amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         Section 2.7 Options. (a) All options (other than options pursuant to the Company's 2000 Employee Stock Purchase Plan or any similar plan (a "Company Stock Purchase Plan")) to purchase shares of Company Common Stock ("Company Options") outstanding at the Effective Time under any stock option plan or other arrangement of the Company shall remain outstanding following the Effective Time. Prior to the Effective Time, the Company shall take all action necessary with respect to each of its stock option plans and other arrangements pursuant to which Company Options will be outstanding immediately prior to the Effective Time such that as of the Effective Time and pursuant to this Agreement (i) each Company Option shall entitle the holder thereof to purchase such number of shares of Parent Common Stock as is equal to the product of (x) the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time and (y) the Exchange Ratio and (ii) the exercise price per share of Parent Common Stock subject to any such Company Option as of and after the Effective Time shall be equal to (x) the exercise price per share of the Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by (y) the Exchange Ratio. As of the Effective Time, Parent shall assume all obligations of the Company in respect of outstanding Company Options.

                  (b) Notwithstanding the foregoing, the number of shares of Parent Common Stock deliverable upon exercise of each Company Option at and after the Effective Time as contemplated by paragraph (a) above shall be rounded, if necessary, to the nearest whole share of Parent Common Stock, and the exercise price with respect thereto shall be rounded, if necessary, to the nearest one one-hundredth of a cent (it being understood that all options exercisable at the same price and granted on the same date to the same individual shall be aggregated for this purpose); provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercises of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, the Company shall take all necessary actions to permit the assumption of the unexercised Company Options by Parent pursuant to this Section 2.7. Other than as provided in paragraph (a) above and in the prior sentence of this paragraph (b), as of and after the Effective Time, each Company Option shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time.

                  (c) As soon as practicable after the Effective Time, Parent shall deliver (i) to the holders of Company Options which become vested and exercisable by virtue of the Merger a notice stating that by virtue of the Merger and pursuant to the terms of the relevant Company Employee Plan (as defined in Section 3.11(a)) such Company Options have become vested and exercisable and (ii) to the holders of all Company Options a notice stating that the agreements evidencing the grants of such Company Options shall continue in effect on the same terms and conditions (subject to the adjustments, if any, required by application of this Section 2.7) as in effect immediately prior to the Effective Time and stating any such adjustments required by this Section 2.7.

                  (d) No options to purchase shares of Company Common Stock under any Company Stock Purchase Plan outstanding immediately prior to the Effective Time ("Stock Purchase Options") shall be assumed by the Surviving Corporation or Parent. In lieu of assumption, all purchase and offering periods in progress with respect to Stock Purchase Options shall terminate prior to the Effective Time on such date established by the Board of Directors of the Company (the "New Purchase Date"), at which time each Stock Purchase Option shall be automatically exercised in accordance with its terms, unless a participant has previously withdrawn from the relevant offering period pursuant to the terms of the Company Stock Purchase Plan. The Board of Directors of the Company shall notify each participant under each Company Stock Purchase Plan in writing, at least ten (10) days prior to the New Purchase Date, that the purchase date for his or her Stock Purchase Option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the relevant offering period in accordance with the terms of the Company Stock Purchase Plan. The Company shall not permit any participant in any Company Stock Purchase Plan to increase his or her rate of contribution during any offering or purchase period from and after the date of this Agreement such that more than an aggregate of 65,000 shares of Company Common Stock would be issuable as a result of all such increases. The Company shall take all actions necessary to effectuate the foregoing and to terminate all Company Stock Purchase Plans and all offering and purchase periods thereunder prior to the Effective Time.

                  (e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options and shall use reasonable best efforts to ensure that such shares are listed on the NYSE upon issuance. As soon as practicable after the Effective Time and in any event within 15 business days, Parent shall file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 of the SEC (if available) (or any successor or other appropriate form) with respect to the shares of Parent Common Stock issuable upon the exercise of such options and shall use reasonable best efforts thereafter to maintain the effectiveness of such registration statement, and to maintain the current status of the prospectus or prospectuses contained therein, until all such options have been exercised, expired or forfeited.

         Section 2.8 Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Company Common Stock in connection with the Merger.

         Section 2.9 Certain Adjustments. If between the date of this Agreement and the Effective Time, whether or not permitted pursuant to the terms hereof, the outstanding shares of Company Common Stock or Parent Common Stock shall be changed into a different number of shares or other securities by reason of any stock split, combination, merger, consolidation, reorganization or other transaction, or any dividend payable in stock shall be declared thereon with a record date within such period, the Exchange Ratio and the form of securities issuable in the Merger shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

         Section 2.10 Treatment of Warrants. As of the Effective Time, all outstanding warrants to purchase shares of Company Common Stock ("Company Warrants"), shall be cancelled and converted automatically into the right to receive a cash amount equal to (i) the number of shares of Company Common Stock subject to each such Company Warrant immediately prior to the Effective Time multiplied by (ii) $18.00 per share (iii) less the aggregate exercise price payable upon the exercise in full of each such Company Warrant immediately prior to the Effective Time. All payments required to be made upon the cancellation of the Company Warrants as provided in this Section 2.10 shall be made by Parent (or, at the election of Parent, by the Company) on the Closing Date. The Company shall take all actions necessary to effectuate the foregoing and to cancel and terminate the Company Warrants. To the extent that (i) the cancellation of any Company Warrant is not permissible under the terms of the agreements governing such Company Warrant and (ii) the Company is unable to obtain (after making good faith efforts) any required consent of the holder of such Company Warrant to such cancellation as provided herein, such Company Warrant outstanding at the Effective Time shall not be cancelled and shall remain outstanding following the Effective Time and thereafter (1) such Company Warrant shall entitle the holder thereof to purchase such number of shares of Parent Common Stock as is equal to the product of (x) the number of shares of Company Common Stock subject to such warrant immediately prior to the Effective Time and (y) the Exchange Ratio and
(2) the exercise price per share of Parent Common Stock subject to any such Company Warrant as of and after the Effective Time shall be equal to (x) the exercise price per share of the Company Common Stock subject to such Company Warrant immediately prior to the Effective Time divided by (y) the Exchange Ratio.

         Section 2.11 Non-Exclusive Licenses.

                  (a) Upon execution of this Agreement, the Company hereby grants Parent and its affiliates a non-exclusive, world-wide license and sub-license, if necessary, under all Company Owned IP (as defined in Section 3.20(a) hereof) in existence on the date hereof (but only to the extent that the Company is not presently contractually prohibited from making such grant) to conduct internal research and development using any product, method, process, composition of matter or other invention (collectively, "Inventions") (i) useful for genome analysis using the Company's proprietary "tiling" techniques in existence on the date hereof (the "Genome Technology") and (ii) claimed under any patented (including patent-pending) technology of the Company and its Subsidiaries in existence on the date hereof, and further including any Invention claimed under any patent application that claims priority to any patent or patent application otherwise included in this
Section 2.11(ii), for analysis of gene expression and other genomic data, including, but not limited to, gene expression profiling, gene pattern analysis and upgrades to the Company's "Resolver" Software (the "Company Technology License"); provided, however, such license shall not include any right to (x) Company inkjet technology licensed to the Company by the University of Washington or by Agilent Technologies, Inc., (y) technology licensed to the Company by Oxford Gene Technology IP Limited, or (z) decompile, reverse engineer or prepare derivative works of Resolver Software. Neither Parent nor any affiliate will have the right to sublicense any license rights therein granted. Parent shall pay the Company a license fee and such other amounts as may be agreed with respect to the Company Technology License (A) on the most favorable terms under which the Company or its Subsidiaries license the same or comparable technology to unaffiliated third-parties, or (B) commercially reasonable terms, if the Company does not license the same or comparable technology to unaffiliated third parties; provided, however, that if the Company or its Subsidiaries subsequently license the same or comparable technology to an unaffiliated third party, the amounts payable by Parent under the Company Technology License shall be reduced (but not increased) to equal the best available terms so offered by the Company or its Subsidiaries. Parent may terminate all or any portion of the Company Technology License upon one-hundred eighty (180) days' written notice to the Company. Parent and the Company shall negotiate in good faith a formal license agreement for the Company Technology License containing customary terms and conditions (which shall include those terms and conditions set forth in this Section 2.11) promptly after any of the events described in the first sentence of this Section 2.11. The license granted by the Company pursuant to this Section 2.11 shall be cancelled and terminated if Parent shall have intentionally caused the material breach of any of its representations, warranties, covenants or agreements under this Agreement and this Agreement has been properly terminated by the Company pursuant to Section 8.1(d) hereof.

                  (b) Upon any termination of this Agreement by Parent properly pursuant to Section 8.1(d), or any other termination of this Agreement which results in a Termination Fee being payable to Parent, and if the Company or its Subsidiaries shall thereafter propose to sell or offer the Genome Technology on an exclusive basis to any third-party (notwithstanding the non-exclusive license granted by the Company herein and without limiting the Parent's rights thereunder), the Company or its Subsidiaries shall give Parent a right of first offer to purchase or license such Genome Technology on an exclusive basis, pursuant to the right of the first offer procedures attached as Annex III hereto.

                  (c) This Section 2.11 shall survive any termination of this Agreement unless the Company has properly terminated this Agreement pursuant to
Section 8.1(d) hereof because Parent shall have intentionally caused the material breach of any of its representations, warranties, covenants or agreements under this Agreement.

                                   ARTICLE III

                  Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date of this Agreement, delivered by the Company to Parent and Merger Sub (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

         Section 3.1 Organization and Qualification; Subsidiaries.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries of the Company is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of the Company and its Subsidiaries has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect (as defined in Section 9.4).

                  (b) (i) all of the outstanding shares of capital stock and other equity securities of the Subsidiaries of the Company are owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances ("Liens"), (ii) all of the outstanding shares of capital stock or other equity securities of the Subsidiaries of the Company have been validly issued and are fully paid and nonassessable, and (iii) there are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of the Company. There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities, or any securities convertible, exchangeable or exercisable for or into, shares of capital stock or other equity securities of any Subsidiary of the Company. No Subsidiary of the Company is a "significant subsidiary" as such term is defined in Rule 1-02 of Regulation S-X (17 C.F.R. Part 210).

         Section 3.2 Restated Certificate of Incorporation and By-laws. The Company has furnished or otherwise made available to Parent a complete and correct copy of the Company's Seventh Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws, in each case as amended to the date of this Agreement. Such Certificate of Incorporation and By-laws and all similar organizational documents of the Subsidiaries of the Company are in full force and effect. The Company is not in violation of its Certificate of Incorporation or By-laws and, except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect and none of the Subsidiaries of the Company is in violation of any similar organizational documents.

         Section 3.3 Capitalization.

                  (a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock par value $0.001 and 5,000,000 shares of Preferred Stock, par value $0.001 per share ("Company Preferred Stock"). At the close of business on May 9, 2001, 32,214,834 shares of Company Common Stock were issued and outstanding, bearing a total of 32,214,834 votes, and no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock and no shares of Company Preferred Stock are held by the Company in its treasury. No shares of capital stock of the Company are held by any of the Company's Subsidiaries. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. At the close of business on May 9, 2001, Company Options exercisable for 2,304,017 shares of Company Common Stock, in the aggregate, were outstanding. At the close of business on May 9, 2001, warrants to purchase an aggregate of 128,390 shares of Company Common Stock were outstanding (the "Company Warrants"). As of the date of this Agreement, other than (i) the Company Options and (ii) the Company Warrants, the Company does not have outstanding any subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of the Company (each of the foregoing, a "Company Equity Equivalent Security"). The Company has provided to Parent on or prior to the date of this Agreement a complete and accurate summary, as of May 9, 2001, of all outstanding Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto and the grant dates, expiration dates and exercise prices thereof. Since the close of business on May 9, 2001, no shares of Company Common Stock or Company Equity Equivalent Securities have been issued, sold or otherwise transferred by the Company (except (i) in connection with the exercise, conversion or exchange of outstanding Company Equity Equivalent Securities and (ii) as described in
Section 3.3 of the Company Disclosure Letter).

                  (b) There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any Company Equity Equivalent Securities (except in connection with the exercise, conversion or exchange of outstanding Company Equity Equivalent Securities). There are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote together with the Company's stockholders on any matter in respect of which the Company's stockholders are entitled to vote.

         Section 3.4 Power and Authority; Authorization; Valid and Binding. The Company has the necessary corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement and to perform its obligations hereunder and thereunder, as applicable, except that the consummation of the Merger is subject to the adoption of this Agreement by the Company's stockholders as set forth in Section 3.15(b). The execution and delivery of this Agreement and the Stockholders Agreement by the Company and the performance by it of its obligations hereunder and thereunder, as applicable, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby, except that the consummation of the Merger is subject to the adoption of this Agreement by the Company's stockholders as set forth in Section 3.15(b). This Agreement and the Stockholders Agreement have been duly executed and delivered by the Company, and assuming the corporate authority of, and the due authorization, execution and delivery by, Parent and Merger Sub (where applicable), constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof and thereof. The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement and the Stockholders Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iii) recommending that the stockholders of the Company adopt this Agreement.

         Section 3.5 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery by the Company of this Agreement and the Stockholders Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement and the Stockholders Agreement, do not and will not, and the performance by Company of its obligations hereunder and thereunder do not and will not, conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under (i) the Certificate of Incorporation or By-laws of the Company or the comparable organizational documents of its Subsidiaries, or (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below and to the adoption of this Agreement by the stockholders of the Company as set forth in Section 3.15(b), any statute, ordinance, any law, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective property is bound or affected, except in the case of clause (ii) as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. The execution and delivery by the Company of this Agreement and the Stockholders Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement and the Stockholders Agreement, do not and will not, and the performance by Company of its obligations hereunder and thereunder do not and will not result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, impair the Company's or any of its Subsidiaries' rights under or alter the rights or obligations of any other party to, give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, require the consent of any other party to, or result in any obligation on the part of the Company or any of its Subsidiaries to repurchase (with respect to a debenture, bond or note), pursuant to any agreement, contract, instrument, debenture, bond, note, indenture, permit, license, sub-license or franchise, whether oral or written, (each of the foregoing, a "Contract") to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective property is bound or affected, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

                  (b) Except for (i) applicable filings required under the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) applicable filings and approvals under federal, state, local or foreign regulatory laws, all of which are set forth in Section 3.5(b) of the Company Disclosure Letter, (iii) the filing of a certificate of merger with respect to the Merger as required by the DGCL, (iv) filings with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (v) applicable filings with the National Association of Securities Dealers, Inc. ("NASD"), and (vi) any filings required or approvals necessary pursuant to any state securities or "blue sky" laws, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing to any governmental or regulatory authority, court, agency, commission or other governmental entity or any securities exchange or other self-regulatory body, domestic or foreign ("Governmental Entity"), and no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or the Stockholders Agreement except for such notices, reports, filings, waivers, consents, approvals or authorizations that, if not made or obtained, would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

         Section 3.6 SEC Reports; Financial Statements.

                  (a) The Company has timely filed all forms, reports, statements and other documents (including all annexes, exhibits, schedules, amendments and supplements thereto) required to be filed by it with the SEC since the date of effectiveness of its Registration Statement on Form S-1 (Registration No. 333-32780) (the "Date of Effectiveness"), has delivered or made available to Parent all forms, reports, statements, schedules and other documents (except for preliminary materials) (including all annexes, exhibits, schedules, amendments and supplements thereto) filed by it with the SEC since the Date of Effectiveness, (such forms, reports, statements, schedules and documents filed by the Company with the SEC, including any such forms, reports, statements and other documents filed by the Company with the SEC after the date of this Agreement and prior to the Closing Date, are referred to herein, collectively, as the "Company SEC Reports"), and with respect to the Company SEC Reports filed by the Company after the date of this Agreement and prior to the Closing Date, will deliver or make available to Parent all of such Company SEC Reports in the form filed with the SEC. As of their respective filing dates, the Company SEC Reports (including all information incorporated therein by reference) (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Company SEC Report has been revised or superseded by a later-filed Company SEC Report.

                  (b) Each of the consolidated balance sheets of the Company and its Subsidiaries (including all related notes) included in the financial statements contained in the Company SEC Reports (or incorporated therein by reference) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates indicated, and each of the consolidated statements of income, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity of the Company and its Subsidiaries (including all related notes) contained in such financial statements present fairly, in all material respects, the consolidated results of operations, cash flows and changes in stockholders' equity of the Company and its Subsidiaries for the respective periods indicated, in each case in conformity with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that unaudited interim financial statements are subject to normal and recurring year-end adjustments and any other adjustments described therein and do not include certain notes and other information which may be required by GAAP but which are not required under the Exchange Act. The financial statements included in the Company SEC Reports are in all material respects in accordance with the books and records of the Company and its Subsidiaries. Except as set forth in the most recent financial statements included in the Company SEC Reports filed by the Company and publicly available prior to the date of this Agreement or for liabilities incurred in connection with this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect. As of April 30, 2001, the Company held cash and cash-equivalents of approximately $29,283,736 and investments of approximately $119,709,906.

                  (c) None of the information supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (as amended or supplemented from time to time, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

         Section 3.7 Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2000, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and there has not been any fact, circumstance or development that, individually or in the aggregate, has had or could reasonably be expected to have, a Company Material Adverse Effect, and (b) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of any shares of the capital stock or other equity securities, or any securities convertible, exercisable or exchangeable for or into shares of capital stock or other equity securities, of the Company or any of its Subsidiaries, other than dividends and distributions by wholly owned Subsidiaries of the Company; (ii) any change by the Company to its accounting policies, practices or methods, except as required by GAAP or the SEC; (iii) other than in connection with the exercise, exchange or conversion of Company Equity Equivalent Securities, any repurchase, redemption or other acquisition of any shares of capital stock or other equity securities or any securities convertible, exchangeable or exercisable for or into shares of capital stock or other equity securities, of the Company or any of its Subsidiaries; (iv) any tax election material to the Company or any settlement or compromise of any material income tax liability (other than elections made in connection with the filing of the Company's fiscal year 2000 federal income tax return and which elections do not, or could not reasonably be expected to have, a Company Material Adverse Effect); (v) except as required by applicable law or pursuant to contractual obligations existing as of December 31, 2000, (w) any execution, establishment, adoption or amendment of, or acceleration of rights or benefits under, any agreement relating to severance, any Company Employee Plan, any employment or consulting agreement or any collective bargaining agreement, (x) any increase in the compensation payable or to become payable to any officer, director or key employee of the Company or any of its Subsidiaries (except increases in the ordinary course of business), (y) any grant of any severance or termination paid to any officer or director of the Company, or (z) any grant of any stock options or other equity related awards other than in the ordinary course consistent with past practice; or (vi) any agreement or commitment entered into with respect to the foregoing.

         Section 3.8 Litigation; Liabilities.

                  (a) There is no civil, criminal or administrative action, suit, claim, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective assets or properties, that individually or in the aggregate has had, or could reasonably be expected to have, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries that individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect.

                  (b) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately reflected on the audited consolidated balance sheet of the Company and its Subsidiaries (including any related notes thereto) as of December 31, 2000 included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, or (b) which, individually or in the aggregate, do not have, or reasonably be expected to have, a Company Material Adverse Effect.

         Section 3.9 Contracts. Neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any contract or agreement that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder other than agreements that are filed as an exhibit to the Company SEC Reports. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license, whether oral or written, to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has entered into any material contract, agreement, obligation, commitment, arrangement or understanding with any Affiliate of the Company that is currently in effect other than agreements that are disclosed in the Company SEC Reports. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by (i) any agreement or covenant not to compete or
(ii) any agreement or covenant restricting in any respect the development, marketing or distribution of products or services, in each case that (x) would materially interfere with the conduct of the business of the Company or any Subsidiary of the Company as presently conducted or (y) binds or restricts by its terms any current Affiliate of the Company (other than the Company and the Subsidiaries of the Company) or, after giving effect to the consummation of the Merger, Parent or any of its operating Subsidiaries in a manner that is materially adverse to Parent or any of its operating Subsidiaries.

         Section 3.10 Compliance; Permits.

                  (a) Each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity (collectively, "Legal Provisions") applicable to it, its properties or other assets or its business or operations, except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses and permits from, and has submitted notices to, all Governmental Entities, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the Federal Food and Drug Administration (the "FDA") promulgated thereunder, and under Environmental Laws (collectively, "Permits"), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted, except for the failure to have such Permits or provide such notices that individually or in the aggregate has not had and could not reasonably be expected to have a Company Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except individually or in the aggregate as has not had and could not reasonably be expected to have a Company Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any other person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or other assets under any Legal Provision, is pending or, to the knowledge of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.11 Employee Matters; ERISA.

                  (a) Section 3.11(a) of the Company Disclosure Letter lists all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")), all bonus, stock option, stock purchase, incentive, deferred compensation, retirement, supplemental retirement, severance and other or similar material fringe or employee benefit plans, programs or arrangements, whether written or oral, all consulting, employment, termination, change-in-control, severance or similar agreements with current, former and retired employees, officers, consultants, independent contractors, agents and directors of the Company and its Subsidiaries (each, an "Employee"), in each case, pursuant to which the Company or any of its Subsidiaries has or may have material liability, contingent or otherwise (together, the "Company Employee Plans"). The Company has delivered or made available to Parent true, complete and correct copies of each Company Employee Plan.

                  (b) No Company Employee Plan, and no other plan or arrangement ever sponsored or maintained, contributed to or required to be contributed to, by the Company, any of its Subsidiaries or any Company ERISA Affiliate, is or was (i) an employee benefit plan subject to Title IV of ERISA or Section 312 of the Code or (ii) a "multi-employer plan" (within the meaning of Section 4001(a)(3) of ERISA). For purposes of this Agreement, "Company ERISA Affiliate" shall mean any business or entity which is a member of a "controlled group of corporations," under "common control" or a member of an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) and (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or under "common control" with the Company, within the meaning of
Section 4001(a)(14) of ERISA.

                  (c) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Employee, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.11 of the Company Disclosure Letter and except, in the aggregate, as would not have, or reasonably be expected to have, a Company Material Adverse Effect, (i) to the knowledge of the Company no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject the Company or any Company ERISA Affiliate, directly or indirectly, to any tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code; (ii) no fiduciary of any Company Employee Plan has, to the Company's knowledge, breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; (iii) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have been operated in material compliance with the requirements of applicable law, and the Company, its Subsidiaries and Company ERISA Affiliates have performed all material obligations required to be performed by them under, and are not in default under or in violation of, any of the Company Employee Plans; (iv) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service ("IRS") as to such qualification and stating that each trust forming a part of any such Company Employee Plan is exempt from tax pursuant to Section 501(a) of the Code or there is time remaining under Section 401(b) of the Code and the IRS regulations and pronouncements thereunder to apply for such favorable determination letter, and, to the Company's knowledge, nothing has occurred which may reasonably be expected to result in the revocation of such determination or the denial of such determination on application; (v) all contributions required to be made with respect to any Company Employee Plan have been made on or before their due dates (including any extensions thereof); and (vi) no Company Employee Plan nor the Company, any of its Subsidiaries, any Company ERISA Affiliate, nor any administrator, trustee or other fiduciary of any Company Employee Plan is the subject of any actual or, to the Company's knowledge, threatened action, proceeding, investigation, claim, audit or investigation with respect to any Company Employee Plan including, without limitation, by the IRS, the Department of Labor or the PBGC, other than benefit claims in the ordinary course of administration of such Company Employee Plan.

                  (d) Section 3.11(d) of the Company Disclosure Letter sets forth a true and complete list of each Employee who holds (i) any Company Option as of the date of this Agreement, together with the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vested and unvested portion of such option, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, the expiration date of such option and to what extent, if any, the vesting of such option will accelerate as a result of this Agreement and the transactions contemplated hereby or (ii) any shares of Company Common Stock that are restricted and the date(s) of lapse of such restrictions. In addition,
Section 3.11(d) of the Company Disclosure Letter sets forth, in the aggregate, the number of shares of Company Common Stock underlying (i) all other outstanding rights under Company Employee Plans (other than plans that are qualified plans under Section 401(a) of the Code) to receive shares of Company Common Stock, to the extent that such shares of Company Common Stock are not included in the number of shares set forth in the second sentence of Section 3.3(a), and (ii) compensation based on the value of shares of Company Common Stock.

                  (e) Except as disclosed on Section 3.11(e) of the Company Disclosure Letter, the execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee (other than vesting as required under Section 411(d)(3) of the Code and distribution of benefits in connection with the termination of a employee pension plan if required under this Agreement), or
(ii) result in the triggering or imposition of any restrictions or limitations on the right of the Parent, the Company or any of their respective Subsidiaries to amend or terminate any Company Employee Plan. No payment or benefit which is required to be paid or distributed, prior to or after the Closing, by Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code. No Employee is entitled to receive any additional payment from the Company or any of its Subsidiaries, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such person.

                  (f) There is no commitment covering any Employee that, individually or in the aggregate, would be reasonably likely to give rise to the payment of any amount that would result in a material loss of tax deductions pursuant to Section 162(m) of the Code.

         Section 3.12 Labor Matters. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.11 of the Company Disclosure Letter, no work stoppage or labor strike against the Company or any of its Subsidiaries by Employees is pending or threatened, which, in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (i) is involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by the Company or any of its Affiliates. No Employees are currently represented by any labor union for purposes of collective bargaining and to the knowledge of the Company no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing. The Company and each of its Subsidiaries (i) is in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees, except for any such failure to so comply or withhold together with any such liability would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

         Section 3.13 Environmental Matters.

                  (a) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement and except for those matters, in the aggregate, that would not have, or reasonably be expected to have, a Company Material Adverse Effect:

                  (i) The Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective predecessors, if any, have been at all times operated, and are, in full compliance in all material respects with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

                  (ii) The Company and each of its Subsidiaries have obtained, are in compliance with, and have made all appropriate filings for issuance or renewal of, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), including, without limitation, those regulating emissions, discharges or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries.

                  (iii) To the Company's knowledge, all of the Company's and its Subsidiaries' owned or leased real property is free of any Hazardous Substances (except those authorized pursuant to and in accordance with Environmental Permits held by the Company and its Subsidiaries) and free of all contamination arising from, relating to or resulting from any release, discharge or emission of Hazardous Substances.

                  (iv) There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

                  (v) To the Company's knowledge, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that are reasonably likely to
         (A) give rise to any liability or other obligation under any Environmental Laws that is reasonably likely to require the Company or any of its Subsidiaries to incur any actual or potential Environmental Costs, or (B) form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company or any of its Subsidiaries based on or related to any Environmental Matter or that could require the Company or any of its Subsidiaries to incur any Environmental Costs.

                  (vi) To the Company's knowledge, there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property owned, leased, operated or controlled in whole or in part by the Company or any of its Subsidiaries.

                  (vii) Neither the Company nor any of its Subsidiaries has received any notice (written or oral) or other communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances, or notice of any failure of the Company or any of its Subsidiaries to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

                  (viii) To the Company's knowledge, neither the Company nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws.

                  (ix) Neither the Company nor any of its Subsidiaries has been in violation of any Environmental Laws, nor has it been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matter.

                  (b) The Company has delivered or made available to Parent true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company, or any of its Subsidiaries pertaining to Hazardous Substances at, on, about, under or within any Facilities or any real property formerly owned, leased, operated or controlled by the Company or any of its Subsidiaries or any of their predecessors, or concerning compliance by the Company or any of its Subsidiaries, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

                  For the purposes of this Agreement, the following terms shall have the meanings indicated:

                  "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal or other response costs (which, without limitation, shall include costs to cause the representing party or its Subsidiaries to come into compliance with Environmental Laws), investigation costs (including, without limitation, fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments, damages (including, without limitation, any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (a) to third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

                  "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

                  "Hazardous Substances" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials ("ACM"), building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

                  "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42
U.S.C. Sections 9601 et seq., the Emergency Planning and Community
Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 et seq., the Clean Air Act, 42 U.S.C.Sections 7401 et. seq., the Clean Water Act
(Federal Water Pollution Control Act), 33 U.S.C. Sections 1251 et seq., the
Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Sections 641, et seq., the Hazardous
Materials Transportation Act, 49 U.S.C. Sections 1801, et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to environmental matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

                  "Facilities" means all real property owned, leased, operated or controlled by the Company or any of its Subsidiaries and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property (in each case owned, leased, operated or controlled by the Company or any of its Subsidiaries) located on, in, under, or above the real property of the Company or any of its Subsidiaries.

                  Section 3.14 Title to Properties.

                  (a) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and other assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and could not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted. All such material assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate have not materially interfered with, and could not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct its business as presently conducted.

                  (b) Each of the Company and its Subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that individually or in the aggregate has not had and could not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.15 Board Action; Vote Required.

                  (a) The Company's Board of Directors has unanimously approved and declared advisable this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, including any acquisition of Company Common Stock by Parent pursuant to any such agreement or otherwise, has determined that the transactions contemplated hereby and thereby are fair to and in the best interests of the Company and its stockholders and has resolved, subject to the terms of Section 6.1, to recommend to its stockholders that they vote in favor of approving and adopting this Agreement and the Merger. The Company's Board of Directors has taken all necessary action to exempt the Merger, this Agreement and the Stockholders Agreement (including the purchase of Company Common Stock under the Stockholders Agreement) and the transactions contemplated hereby or thereby under Section 203 of the DGCL and Chapter 23B.19 of the Washington Business Corporation Act. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute applicable to the Company will prevent or otherwise delay the consummation of transactions contemplated hereby or thereby. The Company acknowledges that Parent may purchase shares of Company Common Stock after the date hereof in the open market (subject to state and federal laws, rules and regulations) but will not (i) become an "interested stockholder" under Section 203 of the DGCL ("Section 203") by reason of such open market purchases so long as Parent does not "own" more than 15% of the outstanding voting stock of the Company following the completion of such purchases (as such terms are defined in Section 203), excluding any Shares which Parent is deemed to beneficially own as a result of the Stockholders Agreement, or (ii) become an "acquiring person" under Chapter 23B.19 of the Washington Business Corporation Act ("Chapter 23B.19") by reason of open market purchases so long as Parent does not "beneficially own" more than 10% of the outstanding voting stock of the Company following the completion of such purchases (as such terms are defined in Chapter 23B.19), excluding any Shares which Parent is deemed to beneficially own as a result of the Stockholders Agreement.

                  (b) The affirmative vote of the holders of a majority of the votes cast by holders of shares of Company Common Stock entitled to vote thereon is necessary to approve and adopt this Agreement and the Merger. Such vote is the only vote or approval of holders of shares of any class or series of the Company's capital stock required in connection with this Agreement and the transactions contemplated hereby and thereby.

         Section 3.16 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Lazard Freres & Co., LLC, dated as of the date of this Agreement, to the effect that, subject to the qualifications and limitations contained therein, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view, signed copies of which opinion has been, or will promptly be, delivered to Parent.

         Section 3.17 Brokers. Lazard Freres & Co., LLC is the only broker, finder, investment banker or other person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has previously provided to Parent a copy of the letter agreement, dated April 18, 2001, between Lazard Freres & Co., LLC and the Company giving rise to a fee to Lazard Freres & Co., LLC.

         Section 3.18 Tax Matters. (a) The Company and each of its Subsidiaries have timely filed all required Tax Returns and all such Tax Returns are accurate and complete in all respects, except to the extent any such failure to file or such inaccuracy in any filed Tax Return, in the aggregate, would not have a Material Adverse Effect. All Taxes owed which are due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, except to the extent any such failure to pay, in the aggregate, would not have a Material Adverse Effect.

                  (b) The most recent financial statements contained in the Company SEC Reports reflect adequate reserves for all Taxes payable by the Company and its Subsidiaries for all Tax periods and portions thereof through the date of such financial statements, except to the extent that any failure to so reserve, in the aggregate, would not have a Material Adverse Effect. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and to the knowledge of the Company, no Tax deficiency has been threatened, except to the extent any such deficiency in the aggregate, would not have a Material Adverse Effect.

                  (c) The federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such Tax Returns have never been examined by the Internal Revenue Service.

                  (d) Except for Liens for current Taxes not yet due and payable, there is no Lien affecting any of the assets or properties of the Company or any of its Subsidiaries, except for Liens which, in the aggregate, would not have a Material Adverse Effect.

                  (e) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement.

         Section 3.19 Restrictions on Business Activities. Except for this Agreement, there is no judgment, injunction, order or decree or material agreement (including, without limitation, agreements containing provisions restricting the Company or any of its Subsidiaries from entering or engaging in any line of business, agreements containing geographic restrictions on the Company's or any of its Subsidiaries' ability to operate their respective businesses and agreements containing rights of first refusal, rights of first offer, exclusivity, "requirements" or similar provisions) binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of the businesses of the Company or any of its Subsidiaries or, to the Company's knowledge, after the Effective Time, Parent or any of its Subsidiaries, taken together.

         Section 3.20 Intellectual Property.

                  (a) Set forth in Section 3.20(a) of the Company Disclosure Letter is a complete list of each of the following items (i) all patents and pending applications therefor, registrations of trademarks (including service marks) and pending applications therefor, and registrations of copyrights and applications therefor and registered mask works and pending applications therefor, that are owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries (collectively, the "Company Owned IP"), (ii) all licenses, agreements and contracts relating to the Company Intellectual Property (as defined in Section 3.20(b) of this Agreement) pursuant to which the Company or any of its Subsidiaries are entitled to use any Company Intellectual Property owned by any third party (the "Third Party Licenses") and
(iii) all agreements under which the Company or any of its Subsidiaries has granted any third party the right to use any Company Intellectual Property, including the unexpired material transfer agreements.

                  (b) Except to the extent identified in Sections 3.20(b), 3.20(c), 3.20(i) or 3.20(l) of the Company Disclosure Letter, the Company, or its Subsidiaries where expressly indicated, is the owner of, or is licensed to use, in all jurisdictions as necessary, all intellectual property, including, without limitation, all patents and pending patent applications, supplementary protection certificates, patent reissues, reexaminations, extensions, trademarks and pending trademark applications, trade dress, service marks and service mark registrations, pending service mark applications, domain names, logos, commercial symbols, business name registrations, trade names, copyrights and copyright registrations, computer hardware and software, mask works and pending mask work registration applications, industrial designs and pending applications for registration of such industrial designs, including, without limitation, any and all pending applications for renewal, extensions, reexaminations and reissues of any of the foregoing intellectual property rights where applicable, inventions (whether patentable or unpatentable and whether or not reduced to practice), biological materials, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information (hereinafter collectively, "Intellectual Property Rights") held or used in the business or necessary for the operation of the properties, assets and businesses of the Company and its Subsidiaries (hereinafter the "Company

Intellectual Property"), except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, and except for any Intellectual Property Rights the Company reasonably believes after due investigation to be invalid.

                  (c) Except to the extent identified in Section 3.20(c) of the Company Disclosure Letter, the Company and its Subsidiaries are the sole legal and beneficial owners of all the Company Intellectual Property (subject to the Third Party Licenses), except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

                  (d) The Company has not entered into any agreements, licenses or created any mortgages, liens, security interests, leases, pledges, encumbrances, equities, claims, charges, options, restrictions, rights of first refusal, title retention agreements or other exceptions to title which convey any rights in the Company Intellectual Property, limit the ability of the Company to enforce or maintain Company Intellectual Property or restrict the use by the Company or any of its Subsidiaries of the Company Intellectual Property in any way, except as provided in agreements and instruments disclosed in
Section 3.20(d) of the Company Disclosure Letter and furnished to Parent prior to the date of this Agreement.

                  (e) Except as listed in Section 3.20(e) of the Company Disclosure Letter, to the knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with the Third Party Licenses that are material to the conduct of the business of the Company.

                  (f) Except as set forth on Section 3.20(f) of the Company Disclosure Letter, (i) the Company and its Subsidiaries are not, and will not be as a result of the execution, delivery or performance of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby or thereby in breach, violation or default of any Third Party Licenses that are material to the conduct of the business of the Company and (ii) the rights of the Company or any of its Subsidiaries to the Company Intellectual Property will not be affected by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby.

                  (g) Except as set forth on Section 3.20(g) of the Company Disclosure Letter, the Company and its Subsidiaries have the right to license to third parties the use of all Company Intellectual Property. The Company and its Subsidiaries have the right to grant the licenses to Parent pursuant to Section
2.11 hereof.

                  (h) Except as listed in Section 3.20(h) of the Company Disclosure Letter, to the knowledge of the Company, (i) all registrations and filings relating to the Company Owned IP are in good standing, (ii) all maintenance and renewal fees necessary to preserve the rights of the Company in respect of the Company Owned IP have been made and (iii) the registrations and filings relating to the Company Owned IP are proceeding and there are no material facts which could significantly undermine those registrations or filings or reduce to a significant extent the scope of protection of any patents arising from such applications.

                  (i) Except as set forth on Section 3.20(i) of the Company Disclosure Letter, the practice, manufacturing, marketing, distribution, testing, sale, offer for sale, importation and use of technologies, compounds, products, processes, nucleic acid arrays, methods, software and technologies previously used and presently in use by the Company or its Subsidiaries, licensees or sublicensees in the countries where the Company has conducted or proposes to conduct such activities, to the knowledge of the Company, does not and would not infringe and does not and will not result in the misappropriation or other unauthorized use of Intellectual Property Rights of any third party that are reasonably believed by the Company after due investigation to be valid, except as would not, individually or in the aggregate, have, or reasonably expected to have, a Company Material Adverse Effect.

                  (j) Except for the matters set forth in Section 3.20(j) of the Company Disclosure Letter, there are no allegations, claims, suits or proceedings instituted or pending against the Company, or, to the Company's knowledge, against any other person, which challenge the rights possessed by the Company or its Subsidiaries to use the Company Intellectual Property or the ownership (with respect to Company Owned IP), validity, priority, enforceability, scope or effectiveness of any of the Company Intellectual Property, including without limitation any interferences, oppositions, cancellations or other contested proceedings and, to the knowledge of the Company, there are no threats of the same.

                  (k) [Intentionally omitted]

                  (l) To the knowledge of the Company, except for the matters set forth in Section 3.20(l) of the Company Disclosure Letter, there is no unauthorized use, infringement or misappropriation of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

                  (m) [Intentionally Omitted]

                  (n) Except as set forth in Section 3.20(n) of the Company Disclosure Letter, (i) commercially reasonable measures have been taken to maintain the confidentiality of the inventions, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information of the Company and its Subsidiaries, and all other information the value of which to the Company or any of its Subsidiaries is contingent upon maintenance of the confidentiality thereof and (ii) without limiting the generality of the foregoing, each employee, officer, and director of the Company and each consultant to the Company who was involved in the development of Company Intellectual Property or who has had access to proprietary information of the Company has entered into an agreement suitable to vest all ownership rights to any Company Intellectual Property (subject to the Third Party Licenses) and has entered into an agreement for maintaining all confidential information of the Company except for those individuals listed in Section 3.20(n) of the Company Disclosure Letter whose involvement in the business of the Company is described with specificity therein.

                  (o) [Intentionally Omitted]

                  (p) Except as set forth in Section 3.20(p) of the Company Disclosure Letter, the Company has not entered into any Contract to indemnify any other person for or against any charge of infringement or misappropriation of, or interference or conflict with respect to, any of the Company Intellectual Property.

                                   ARTICLE IV

                  Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub represent and warrant to the Company as follows:

         Section 4.1 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, par value $.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is owned by Parent, and there are (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby or
(iii) incurred any liabilities other than in connection with the transactions contemplated hereby.

         Section 4.2 Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction (where such concept is recognized) where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to cause a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of Parent's certificate of incorporation and bylaws, as amended to the date hereof. Parent's certificate of incorporation and bylaws so delivered are in full force and effect.

         Section 4.3 Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and each has taken all corporate action necessary (including approval of the shareholders of Merger Sub) in order to execute, deliver and perform its obligations under this Agreement, the Stockholders Agreement and the Employment Contracts and the transactions contemplated hereby and thereby and to consummate the Merger. This Agreement, the Stockholders Agreement and the

Employment Contracts are valid and binding agreements of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms (to the extent Parent and Merger Sub are a party to such agreements).

         Section 4.4 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement do not and will not, and the performance by Parent and Merger Sub of their respective obligations hereunder do not and will not conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent, or any of its Subsidiaries under, (i) the Certificate of Incorporation or By-laws of Parent or the comparable organizational documents of its Subsidiaries, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph
(b) below; any statute, ordinance, any law, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which any of their respective property is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require the consent of any other party to, or result in any obligation on the part of Parent to repurchase (with respect to a debenture, bond or note), pursuant to any agreement, contract, instrument, debenture, bond, note, indenture, permit, license, sub-license or franchise, whether oral or written, to which Parent is a party or by which Parent or any of its property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not be reasonably likely cause a Parent Material Adverse Effect.

                  (b) Except for (i) applicable filings required under the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") (ii) applicable filings and approvals under federal, state, local or foreign regulatory laws, all of which are set forth in the Parent Disclosure Letter, (iii) the filing of a certificate of merger with respect to the Merger as required by the DGCL, (iv) filings with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (v) applicable filings with the NYSE; and (vi) any filings required or approvals necessary pursuant to any state securities or "blue sky" laws, neither the Parent nor Merger Sub is required to submit any notice, report or other filing to any Governmental Entity, and no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by the Company or any of its Subsidiaries, in connection with the execution, delivery or performance of this Agreement except for such notices, reports, filings, waivers, consents, approvals or authorizations that, if not made or obtained, would not be reasonably likely to cause a Parent Material Adverse Effect.

         Section 4.5 SEC Reports; Financial Statements.

                  (a) Parent has timely filed all forms, reports, statements, schedules and other documents (including all annexes, exhibits, schedules, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2000, has delivered or made available to the Company all forms, reports, statements, schedules and other documents (except for preliminary materials) (including all annexes, exhibits, schedules, amendments and supplements thereto) filed by it with the SEC since December 31, 2000 (such forms, reports statements, schedules and documents filed by Parent with the SEC, including any such forms, reports, statements, schedules and other documents filed by Parent with the SEC after the date of this Agreement and prior to the Closing Date, are referred to herein, collectively, as the "Parent SEC Reports"), and with respect to the Parent SEC Reports filed by Parent after the date of this Agreement and prior to the Closing Date, will deliver or make available to the Company all of such Parent SEC Reports in the form filed with the SEC. As of their respective filing dates, the Parent SEC Reports (including all information incorporated therein by reference) (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                  (b) The consolidated balance sheets of the Parent (including all related notes) included in the financial statements contained in the Parent SEC Reports (or incorporated therein by reference) present fairly, in all material respects, the consolidated financial position of the Parent as of the respective dates indicated, and each of the consolidated statements of income, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity of the Parent (including all related notes) contained in such financial statements present fairly, in all material respects, the consolidated results of operations, cash flows and changes in stockholders' equity of the Parent for the respective periods indicated, in each case in conformity with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that unaudited interim financial statements are subject to normal and recurring year-end adjustments and any other adjustments described therein and do not include certain notes and other information which may be required by GAAP but which are not required under the Exchange Act. The financial statements included in the Parent SEC Reports are in all material respects in accordance with the books and records of the Parent.

         Section 4.6 Brokers. J.P. Morgan Securities Inc. is the only broker, finder or investment banker or other person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

         Section 4.7 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

         Section 4.8 Absence of Certain Changes. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since December 31, 2000, there have not been any changes to the condition (financial or otherwise), assets, liabilities, business, or results of operations of the Parent, or any other developments with respect to the Parent, whether or not in the ordinary course of business, that, individually or in the aggregate with all other such changes and developments, have had, or would reasonably be expected to have, a material adverse effect on Parent; provided, however, that none of the Excluded MAE Factors shall be deemed (either alone or in combination) to constitute, and none of the Excluded MAE Factors shall be taken into account in determining whether there has been or will be, a material adverse effect on Parent for purposes of any representation or warranty made by Parent, including those made under this Section 4.8.

         Section 4.9 Litigation. There is no civil, criminal or administrative action, suit, claim, proceeding or investigation pending or, to the knowledge of the Parent, threatened, against or affecting the Parent or any of its Subsidiaries or any of their respective assets or properties, that individually or in the aggregate are reasonably likely to cause a Parent Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Parent, investigation by any Governmental Entity involving, the Parent or any of its Subsidiaries that individually or in the aggregate are reasonably likely to cause a Parent Material Adverse Effect.

         Section 4.10 Compliance. Each of the Parent and its Subsidiaries is in compliance with all Legal Provisions applicable to it, its properties or other assets or its business or operations, except for any such defaults or violations that, individually or in the aggregate, are not reasonably likely to cause a Parent Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any other person, in each case with respect to the Parent or any of its Subsidiaries or any of their respective properties or other assets under any Legal Provision, is pending or, to the knowledge of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate are not reasonably likely to cause a Parent Material Adverse Effect.

                                    ARTICLE V

         Section 5.1 Interim Operations of the Company. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (unless Parent shall otherwise approve in writing or except as otherwise permitted by this Agreement or disclosed in the Company Disclosure Letter):

                  (a) conduct its business in all material respects in the ordinary course consistent with past practice taking into account new scientific projects currently planned by the Company and as previously communicated by the Company to Parent and, to the extent consistent therewith, use reasonable best efforts to (i) preserve intact its business organization; (ii) keep available the services of its officers and employees and (iii) maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, sales agents and others having business dealings with it

                  (b) not (i) amend the Certificate of Incorporation or By-laws of the Company; (ii) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity securities; (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its shares of capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities, other than dividends and distributions by wholly owned Subsidiaries of the Company; (iv) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities (it being understood that this clause (iv) shall not (A) prohibit the exercise, exchange or conversion of Company Equity Equivalent Securities or (B) apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any Subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal); or (v) enter into any agreement or letter of intent, agreement in principle or similar arrangement to sell, transfer or otherwise dispose of, or purchase or otherwise acquire, in the aggregate, a material amount of assets or properties or any material business by merger, consolidation, transfer or acquisition of shares of capital stock or otherwise;

                  (c) not enter into any contracts, agreements, binding arrangements or understandings relating to the research, collaboration, development, distribution, supply, license, co-promotion or manufacturing by third parties of products of the Company or any Subsidiary of the Company or products licensed by the Company or any Subsidiary of the Company, other than
(i) pursuant to any such contracts, agreements, arrangements or understandings currently in place (that have been disclosed in writing to Parent prior to the date hereof) in accordance with their terms as of the date hereof; (ii) contracts, agreements, binding arrangements or understandings relating to research or development or pursuant to which the Company or any of its Subsidiaries obtains the supply of ingredients or components of products, in each case entered into in the ordinary course of business consistent with past practice and that do not provide for the grant of any licenses or marketing rights under any Intellectual Property Rights of the Company or any of its Subsidiaries, and (iii) contracts, agreements, binding arrangements or understandings relating to research or development entered into in the ordinary course of business consistent with past practice and any license agreements or arrangements entered into in the ordinary course of business consistent with past practice in connection therewith, provided that, in the case of this clause
(iii), the Company or such Subsidiary obtains Parent's consent prior to entering into any such contract, agreement, binding arrangement or understanding (other than in connection with sales of the Company's "Resolver" software);

                  (d) other than license agreements or arrangements permitted by
Section 5.1(c), not sell, transfer or license to any person or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights;

                  (e) except as required by applicable law or pursuant to contractual obligations in effect as of the date of this Agreement, not (i) execute, establish, adopt or amend, or accelerate rights or benefits under, any agreement relating to severance or change-in-control, any Company Employee Plan, any employment or consulting agreement with any Employee or any collective bargaining agreement; (ii) increase the compensation payable or to become payable to any Employee (except for increases in the ordinary course of business consistent with past practices); (iii) grant any severance or termination pay to any Employee (except consistent with past practices); or (iv) grant any stock options or other equity related awards, except for (A) grants to new employees (excluding executive officers or directors) consistent with the parameters set forth in Section 5.1(e) of the Company Disclosure Letter and at exercise prices not less than the then-current fair-market-value of the Company Common Stock and
(B) grants pursuant to commitments existing as of the date hereof as set forth on Section 5.1(e) of the Company Disclosure Letter;

                  (f) not issue, deliver, grant, sell, pledge or otherwise dispose of shares of any class of its capital stock, other equity securities, or any securities convertible, exercisable or exchangeable for or into, any such shares or other equity securities, except upon the exercise, exchange or conversion of Company Equity Equivalent Securities;

                  (g) not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

                  (h) not take any action to render inapplicable, or to exempt any third party from, any provision of the Certificate of Incorporation of the Company or any statute referred to in Section 6.9;

                  (i) not take any action that would be reasonably likely to result in any of the conditions set forth in Article VII of this Agreement not being satisfied or that would be reasonably likely to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof;

                  (j) not take any action to cause the shares of Company Common Stock to cease to be quoted on the NASDAQ;

                  (k) not waive any of its rights under, or release any other party from such other party's obligation under, or amend any provision of, any confidentiality or standstill agreement;

                  (l) not issue, deliver, grant, sell, pledge or otherwise dispose of any bonds, debentures, notes or other indebtedness, in each case having the right to vote together with the Company's stockholders on any matter;

                  (m) not (i) incur any indebtedness for borrowed money (including by issuance of debt securities) other than short-term borrowings under the Company's existing credit facilities or issue any debt securities or, other than in the ordinary course of business and in amounts that are not material, assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances (other than loans or advance to employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice or guarantees of obligations of Subsidiaries) or make any capital contributions to, or investments in, any other person, other than in the ordinary course of business and in amounts that are not material; (ii) enter into any material contract or agreement other than in the ordinary course of business consistent with past practice; (iii) authorize any single capital expenditure or series of related capital expenditures which is or are in excess of $500,000 or capital expenditures which are, in the aggregate, reasonably likely to result in aggregate capital expenditures in excess of $7.5 million for the Company and its Subsidiaries taken as a whole for the 12 month period ending December 31, 2001; or (iv) make any expenditure or investment of cash or cash equivalents not otherwise contemplated by this Section 5.1 which are in excess of $100,000 individually or $1.0 million in the aggregate;

                  (n) except as may be required by law, not make any material tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Returns or settle or compromise any material federal, state, local or foreign Tax liability;

                  (o) not settle or compromise any pending or threatened suit, action or claim which is material to the Company and its Subsidiaries taken as a whole, or which relates to the transactions contemplated hereby; provided, however, the Company may settle any litigation or threatened litigation disclosed in Section 5.1(o) of the Company Disclosure Letter if such settlement
(i) involves aggregate payments of less than or equal to $50,000, (ii) does not restrict in any manner the future operations of the Company or its Subsidiaries and (iii) is not otherwise material to the Company or its Subsidiaries;

                  (p) not adopt a plan of partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger);

                  (q) not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in the financial statements of the Company, or (ii) of liabilities incurred in the ordinary course of business and consistent with past practice;

                  (r) not enter into any "non-compete" or similar agreement or, except as otherwise contemplated by this Agreement, enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act;

                  (s) not enter into any commitments or agreements to do any of the foregoing;

                  (t) not authorize any of, or commit, propose or agree to take any of, the foregoing actions; or

                  (u) manage its cash and cash-equivalents and investments consistent with past practices as disclosed in the Company SEC Reports.

         Section 5.2 Other Actions. The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in this Agreement that are qualified by materiality becoming untrue, (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (c) any of the conditions to the Merger set forth in Article VII not being satisfied.

         Section 5.3 Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing of (a) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement or the Stockholders Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (b) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Stockholders Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or the Stockholders Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

         Section 5.4 Certain Tax Matters. From the date hereof until the Effective Time, (a) the Company and its Subsidiaries shall file all Tax Returns and reports ("Post-Signing Returns") required to be filed by it (after taking into account any applicable extensions); (b) the Company and its Subsidiaries shall timely pay all Taxes due and payable with respect to such Post-Signing Returns that are so filed; (c) the Company and its Subsidiaries shall make provision for all Taxes payable by the Company or any such Subsidiary consistent with its regular accounting practices for which no Post-Signing Return is due prior to the Effective Time; (d) the Company shall promptly notify Parent of any action, suit, proceeding, claim or audit (collectively, "Actions") pending against or with respect to the Company or any of its Subsidiaries by any Federal, state or foreign taxing authority in respect of any Tax and shall not settle or compromise any such Action without Parent's prior written consent; and (e) neither the Company nor any of its Subsidiaries shall make any Tax election without Parent's prior written consent.

         Section 5.5 No Solicitation.

                  (a) The Company shall not, and shall not permit its respective Subsidiaries to, or authorize any of its officers, directors, employees, accountants, counsel, investment bankers, financial advisors or other advisors, agents or representatives ("Representatives") to, (i) directly or indirectly, initiate, solicit or knowingly encourage, or take any other action to knowingly facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal (as defined below), or (ii) directly or indirectly engage or participate in discussions or negotiations regarding or provide any information or data to any person or otherwise cooperate in any way with, any Takeover Proposal. Subject to the provisions of this Section 5.5(a), the Company shall not (i) waive the benefit of any provision contained in any confidentiality or standstill agreement in effect on the date hereof or (ii) take any action to render inapplicable, or to exempt any person from, Section 203 of the DGCL, Chapter 23B.19 of the Washington Business Corporation Act, or any similar "fair price," "moratorium," "control share acquisition" or antitakeover statute applicable to the Company (other than, in each such case, in connection with the termination of this Agreement by the Company pursuant to Section 8.1(g)). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.5(a) by the Company. The Company shall, and cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal and request the prompt return of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining Stockholder Approval, in response to a bona fide Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was unsolicited and made after the date hereof and did not otherwise result from a breach of this Section 5.5(a), the Company may, subject to compliance with Section 5.5(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (containing customary standstill and other provisions) not less restrictive of such person than the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or at the time it is provided to such person, (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal and (z) waive the benefit of any provision contained in any confidentiality or standstill agreement relating to such Takeover Proposal solely for the purpose of allowing such party to make its proposal to the Board of Directors of the Company.

                  (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval, recommendation or declaration of advisability by the Board of Directors of the Company or any such committee of the Merger or this Agreement, or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal or Superior Proposal or (iii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an "Acquisition Agreement") constituting or related to any Takeover Proposal or Superior Proposal (any action described in the foregoing clauses (i), (ii) or (iii) of this Section 5.5(b) being referred to as a "Company Adverse Recommendation Change"). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may make a Company Adverse Recommendation Change, if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so is reasonably likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal, until after 72 hours following Parent's receipt of written notice (a "Notice of Adverse Recommendation") from the Company advising Parent that the Board of Directors of the Company intends to make such a Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new 72-hour day period). Following receipt of a Notice of Adverse Recommendation, Parent shall have the opportunity to present to the Board of Directors of the Company revised terms for the consummation of the Merger, including any proposed amendments or modifications to this Agreement in respect of such revised terms. The Board of Directors of the Company shall consider in good faith any such revised terms and amendments or modifications submitted to it by Parent. In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account Parent's revised terms and any proposed changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise. Before making any Company Adverse Recommendation Change, the Board of Directors of the Company shall consider whether the revised terms offered by Parent are reasonably equivalent or superior from the financial point of view of the Company and its stockholders to the terms of the Superior Proposal and, if such terms are determined by a vote of the full Board of Directors to be reasonably equivalent or superior from the financial point of view of the Company and its stockholders to the terms of the Superior Proposal, the Board of Directors of the Company shall accept at a meeting duly called and held, duly adopted resolutions (x) approving and declaring advisable the terms of any such revised proposal by Parent and any definitive agreement proposed in connection therewith, (y) directing that the adoption of the terms of any such revised proposal by Parent and any definitive agreement proposed in connection therewith be submitted to a vote at a meeting of the stockholders of the Company and (z) recommending that the stockholders of the Company approve and adopt the terms of any such revised proposal by Parent and any definitive agreement proposed in connection therewith. If the Company has elected to make a Company Adverse

Recommendation Change following receipt of a Superior Proposal and complying with the procedures set forth in this Section 5.5(b) and after determining by a vote of the full Board of Directors that any revised terms and proposed changes of Parent are not reasonably equivalent or superior from the financial point of view of the Company and its stockholders to the terms of the Superior Proposal, the Company shall deliver to Parent (i) a written notice of termination of this Agreement pursuant to this Section 5.5(b), (ii) a wire transfer of immediately available funds in the amount of the Termination Fee and (iii) a written acknowledgment that the Company and the Board of Directors have complied with all of their covenants and obligations pursuant to this Section 5.5(b) and that the Company is obligated to pay the Termination Fee.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.5, the Company shall promptly, and in any event within twenty-four (24) hours, advise Parent orally and in writing of any bona fide Takeover Proposal or Superior Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal or Superior Proposal, the material terms and conditions of any such Takeover Proposal or Superior Proposal (including any changes thereto). The Company shall keep Parent fully informed of any material change to the terms of any such Takeover Proposal or Superior Proposal or inquiry.

                  (d) Nothing contained in this Section 5.5 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure to so disclose would constitute a violation of applicable law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.5(b).

                  For purposes of this Agreement, a "Takeover Proposal", means any inquiry, proposal, indication of interest or offer from any person relating to (i) any direct or indirect acquisition, purchase or license of a business or assets that constitutes 25% or more of the total enterprise value of the Company and its Subsidiaries, taken as a whole, or 25% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that with a value in excess of 25% of the total enterprise value of the Company and its Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement and the Stockholders Agreement and transactions permitted under Section 5.1. Each of the transactions referred to in clauses (i) - (iii) of the foregoing definition of Takeover Proposal, other than the transactions contemplated by this Agreement or the Stockholders Agreement and transactions permitted under Section 5.1, is referred to herein as an "Acquisition Transaction."

                  For purposes of this Agreement, a "Superior Proposal" means any Takeover Proposal made by a third party if the proposal is otherwise on terms which the Board of

Directors of the Company, determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation and such other matters as the Board of Directors of the Company deems relevant) to be (x) more favorable to the Company's stockholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)), (y) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party and (z) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

                                   ARTICLE VI

         Section 6.1 Meetings of Stockholders. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") as promptly as practicable following the effectiveness of the Form S-4 (as defined in Section 6.4) to consider and vote upon the approval and adoption of this Agreement and the Merger in the case of the Company. Provided that this Agreement has not been terminated in accordance with Article VIII hereof, the Company shall recommend that its stockholders vote in favor of the approval and adoption of this Agreement and the Merger and such recommendation shall be included in the Proxy Statement/Prospectus (as defined in Section 6.4); provided, however, that nothing contained in Section 5.5(b) or this Section 6.1 shall require the Board of Directors of the Company to make any recommendation or refrain from making any recommendation which the Board of Directors of the Company, after considering such matters as it deems relevant (including the advice of outside counsel), determines in good faith would result in a breach of its fiduciary duties under applicable law. So long as the Board of Directors of the Company shall continue to be recommending the Merger, the Company shall take all lawful action necessary or advisable to solicit the approval of its stockholders including, without limitation, timely mailing to its stockholders the Proxy Statement/Prospectus as promptly as practicable after the Form S-4 shall be declared effective. Notwithstanding the foregoing, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.1 shall not be limited or otherwise affected by the disclosure, announcement or submission to the Company of any Takeover Proposal or by the withdrawl, amendment or modification of the recommendation of the Board of the Directors of the Company with respect to the Merger.

         Section 6.2 Filings; Other Action.

                  (a) Subject to the terms and conditions herein provided, each of the Company and Parent shall (i) cooperate with the other in (x) determining which other notices, reports or filings are required to be made prior to the Effective Time with, and which other waivers, consents, approvals or authorizations are required to be obtained prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (y) timely making all such notices, reports or filings and timely seeking all such waivers, consents, approvals or authorizations; and (ii) furnish the other party with such necessary information regarding itself and its Subsidiaries and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary notices, reports or filings, or submissions of information to any Governmental Entity.

                  (b) Each of Parent and the Company shall give prompt notice to the other party of the following:

                           (i) the occurrence of or failure to occur of any
event the occurrence or failure to occur of which would be likely to result in
(A) any condition set forth in Article VII being incapable of being satisfied or
(B) a Company Material Adverse Effect or a Parent Company Material Adverse
Effect;

                           (ii) any failure of such party to comply in any
material respect with any of its covenants or agreements hereunder; and

                           (iii) such party becoming aware that statements
relating to such party or any of its Subsidiaries set forth in the Proxy Statement/Prospectus or the Form S-4 contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make such statements therein, in light of the circumstance under which they were made, not misleading.

                  Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.2(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 6.3 Publicity. The parties agree that the initial press release with respect to this Agreement and the transactions contemplated hereby shall be a joint press release (to include such text as the parties may mutually agree). Thereafter, subject to their respective legal obligations (including requirements of securities exchanges and other similar regulatory bodies), Parent and the Company shall consult with each other and use their commercially reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any public statement or disclosure required by any Governmental Entity, securities exchange or other similar regulatory body with respect thereto.

         Section 6.4 Preparation of the Form S-4 and the Proxy Statement.

                  (a) The parties shall cooperate and promptly prepare, and Parent shall file with the SEC as soon as practicable following the date of this Agreement a registration statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the shares of Parent Common Stock issuable in the Merger, a portion of which Form S-4 shall also serve as the proxy statement with respect to the meetings of the stockholders of the Company in connection with this Agreement and the transactions contemplated hereby and a prospectus with respect to the shares of Parent Common Stock issuable pursuant to the transactions contemplated hereby (the "Proxy Statement/Prospectus"). The parties will cause the Proxy Statement/Prospectus and the

Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The parties agree to use reasonable best efforts and shall cooperate to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and Parent shall use reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required in connection with the issuance of shares of Parent Common Stock pursuant to the transactions contemplated hereby (provided that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified). So long as the Board of Directors of the Company shall continue to be recommending the Merger, the Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each of Parent and the Company agrees that the information provided by it for inclusion in the Form S-4 and the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof to stockholders, at the time of the meeting of the stockholders of the Company, and at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each party will advise the other promptly after it receives notice thereof of the time when the Form S-4 has or is to become effective or when any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4. The parties will provide each other with reasonable opportunity to review and comment on any amendments or supplements to the Form S-4 and/or the Proxy Statement/Prospectus prior to filing such amendments or supplements with the SEC, and further agree that each party will be provided with such number of copies of all filings made with the SEC as such party shall reasonably request. No filings of the Form S-4 or the Proxy Statement/Prospectus (or any amendments or supplements to either of them) shall be made without the approval of both parties (which consent shall not be unreasonably withheld). At Parent's request, the Company agrees that the Proxy Statement/Prospectus shall include all financial projections or budgets that have been provided by the Company to Parent in connection with the Merger.

                  (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting") solely for the purpose of obtaining the Stockholder Approval. Subject to Section 5.5(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this
Section 6.4(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or
(ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors' or such committee's approval or recommendation of this Agreement, the Stockholders Agreement or the Merger.

                  (c) The Company shall, as soon as practicable following the date of this Agreement, and in accordance with its Certificate of Incorporation, By-Laws and the DGCL, indefinitely adjourn and postpone its annual meeting of stockholders scheduled to occur May 16, 2001.

         Section 6.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs or expenses except as expressly provided herein and except that (a) the filing fees in respect of filings made pursuant to HSR Act and foreign competition laws, (b) filing fees in connection with the filing of the Form S-4 and Proxy Statement/Prospectus with the SEC, (c) all filing fees in connection with any filing, permits or approvals made or obtained under applicable state securities and "blue sky" laws, (d) all printing, mailing and related expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus and (e) all other expenses not directly attributable to any one of the parties, shall be shared equally by Parent and the Company.

         Section 6.6 Access to Information.

                  (a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause its respective Subsidiaries, and its and their Representatives to, afford Parent and its Representatives reasonable access at reasonable times upon reasonable notice to all its Subsidiaries' officers, employees, auditors, counsel, agents, properties, books, contracts, commitments, personnel and records, offices and other facilities and shall furnish Parent with all financial, operating and other data and information as Parent may reasonably request, in each case to the extent, in the reasonable judgment of counsel to Parent and counsel to the Company, permitted by law, including antitrust law.

                  (b) The Parent agrees that all information so received from the Company shall be deemed received pursuant to the Confidentiality Agreement, and the Parent shall, and shall cause its affiliates and each of its and their Representatives to, comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth in this Agreement.

                  (c) No investigation pursuant to this Section 6.6 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

         Section 6.7 Insurance; Indemnity.

                  (a) Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time the current directors' and officers' insurance policies (or policies containing substantially similar coverage) of the Company with respect to acts or failures to act prior to or as of the Effective Time (other than to the extent the available limit of any such insurance policy may be reduced or exhausted by reason of the payment of claims thereunder); provided, however, that in order to maintain or procure such coverage, neither Parent nor the Surviving Corporation, as applicable, shall be required to pay, in the aggregate, an annual premium (which premiums are hereby represented and warranted by the Company to be $430,000) in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap Amount"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap Amount, Parent and the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying, in the aggregate, an annual premium equal to the Cap Amount and, provided, further, that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such directors and officers. From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable law, each person who is a current or former officer or director of the Company or any of its Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), the indemnifying party shall control the defense of such Action with counsel selected by it; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by it at the Indemnified Party's expense.

                  (b) Parent agrees that the provisions of the Company's Certificate of Incorporation and By-laws in effect as of the date of this Agreement affecting the Indemnified Parties' rights to indemnification, limitation of liability and advancement of expenses shall be included in the Certificate of Incorporation and By-laws of the Surviving Corporation and shall continue in full force and effect, without any amendment thereto (unless required by DGCL or federal law), for a period of six years from the Effective Time. Following the Effective Time, Parent agrees to cause the Surviving Corporation to comply with, and assume the obligations under, any indemnification agreement in existence at the Effective Time between the Company and any of its officers, directors or other employees or consultants.

                  (c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

         Section 6.8 Employee Benefit Plans.

                  (a) From and after the Effective Time, subject to applicable law, the Surviving Corporation shall assume and honor the obligations of the Company and its Subsidiaries under all existing Company Employee Plans and shall perform the obligations of the Company and its Subsidiaries under such Company Employee Plans in the same manner and to the same extent that the Company and its Subsidiaries would have been required to perform thereunder; provided, however, that, except as otherwise explicitly provided, nothing herein shall be construed to prevent, on or following the Effective Time, (i) the termination of the employment of any individual who immediately prior to the Effective Time was an employee of the Company or any of its Subsidiaries (such employees, the "Company Employees") or (ii) the amendment and termination of any Company Employee Plan to the extent permitted by the terms thereof and applicable law.

                  (b) Following the Effective Time and for a period of at least twelve (12) months, subject to applicable law, Parent shall, or shall cause one or more of its Subsidiaries to, provide employee benefits to the Company Employees which are not less favorable than the employee benefits that (i) were provided to the Company Employees by the Company and its Subsidiaries immediately prior to the Effective Time or (ii) Parent provides to similarly situated employees other than the Company Employees (such employees the "Parent Employees"). Anything in the foregoing notwithstanding, Parent and the Company intend that all Company Employee Stock Purchase Plans will be terminated prior to the Effective Time.

                  (c) To the extent that any employee benefit plan of Parent or one or more of its Subsidiaries (a "Parent Benefit Plan") is made available to Company Employees on or following the Effective Time, Parent shall, or shall cause one of its Subsidiaries to, grant Company Employees credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility and vesting (but not benefit accrual), to the extent that service of Parent Employees is recognized for any such purpose. To the extent a Parent Benefit Plan is made available to Company Employees, (i) Company Employees shall be immediately eligible to participate, without any waiting time, in any such Parent Benefit Plan, to the extent coverage under such plan replaces coverage under a comparable Company Employee Plan in which such employee participated immediately before or at any time after the Effective Time ("Replacement Coverage"); and (ii) for purposes of Replacement Coverage providing medical, dental, pharmaceutical, vision and/or disability benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of the Parent Benefit Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Employee Plan ending on the date such employee's participation in the corresponding Parent Benefit Plan begins to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Benefit Plan.

                  (d) (i) No written communication shall be made to Company Employees regarding the compensation and employee benefits to be provided at and following the Effective Time without the express consent of Parent, which consent shall not be unreasonably withheld; and (ii) the Company shall cause no oral communication to be made, and shall cause the Company's subsidiaries to refrain from making any oral communication, regarding compensation and employee benefits that (x) establishes obligations of Parent or the Surviving Corporation or any of their Subsidiaries other than as set forth herein or (y) increases any such obligations.

         Section 6.9 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is or may become applicable to the transactions contemplated hereby or by the Stockholders Agreement, each of the parties hereto and their respective Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

         Section 6.10 Commercially Reasonable Efforts.

                  (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and the Stockholders Agreement and (ii) taking all commercially reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make appropriate filings pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated by this Agreement and the Stockholders Agreement as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

                  (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.10(a) above to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of the competition.

                  (c) Nothing in this Section 6.10 shall require any of Parent or its Subsidiaries to sell, divest hold separate or otherwise dispose of or conduct its business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of its business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, including the consummation of the transactions contemplated by this Agreement.

                  (d) The Company shall take all commercially reasonable efforts to assist Parent in identifying and encouraging additional employees to enter into employment agreements with the Company, Parent or an affiliate of Parent with respect to employment following consummation of the Merger.

         Section 6.11 Stock Exchange Listing. To the extent Parent does not issue treasury shares in the Merger which are already listed, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, if necessary, prior to the Closing Date.

         Section 6.12 Reorganization Treatment. Parent and the Company will use commercially reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code and shall take no actions which reasonably could be expected to cause the Merger to fail to so qualify. Provided that the Tax opinion conditions contained in Sections 7.2(e) and 7.3(d) of this Agreement have been satisfied and have not been waived, Parent and the Surviving Corporation shall report the Merger for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE VII

         Section 7.1 Conditions to Obligations of the Parties. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:

                  (a) Stockholders' Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the Certificate of Incorporation of the Company and the DGCL.

                  (b) Legality. No statute, rule, regulation or other law and no order, decree or injunction shall have been enacted, issued, promulgated, entered or issued by any Governmental Entity of competent jurisdiction which is in effect and has the effect of making the consummation of the Merger illegal or restricts, prevents or prohibits consummation of any of the transactions contemplated hereby, nor shall any proceeding by any U.S. federal Governmental Entity seeking any of the foregoing be pending which, in any such case, would have, or reasonably be expected to have, a Company Material Adverse Effect; provided, however, that the provisions of this Section 7.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.10 shall have been the cause of, or shall have resulted in, such order or injunction. Each party agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use all commercially reasonable efforts to cause such order, decree or injunction to be lifted or vacated.

                  (c) HSR Act. The waiting period (or any extension thereof) under the HSR Act applicable to transactions contemplated hereby shall have expired or been terminated.

                  (d) Regulatory Consents. All waivers, consents, approvals, orders and authorizations of, and notices, reports and filings with, Governmental Entities necessary for the consummation of the transactions contemplated hereby (other than those matters addressed in Section 7.1(c)) shall have been obtained or made and shall be in full force and effect without the imposition of any terms, conditions, restrictions or limitations, except for the imposition of any terms, conditions, restrictions and limitations in respect of, and failures to have obtained or made, or failures to be in full force and effect of, such waivers, consents, approvals, orders, authorizations, notices, reports or filings which, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect or a Company Material Adverse Effect or otherwise to materially adversely affect the benefits expected to be realized by Parent from the transactions contemplated by this Agreement.

                  (e) Form S-4 Effective; State Securities Approvals. The Form S-4 shall have become effective, and no stop order suspending the effectiveness of the Form S-4 shall then be in effect and no proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened, and all material necessary approvals and permits under state securities or "blue sky" laws relating to the issuance of shares of Parent Common Stock shall have been obtained.

                  (f) NYSE Listing. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been duly approved for listing on the NYSE, subject to official notice of issuance, if necessary.

         Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct when made and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are by their express provisions made as of a specific date need be true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, in the aggregate, would not have, or reasonably be expected to have, a

Company Material Adverse Effect (disregarding for these purposes any materiality or "Company Material Adverse Effect" qualifications therein contained).

                  (b) Agreements and Covenants. The Company shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Certificate. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer to the effect that the conditions set forth in paragraphs (a) and (b) above of this Section 7.2 have been satisfied.

                  (d) No Governmental Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Merger Sub, (ii) seeking to prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries of any material portion of any business or of any assets of the Company (including the businesses of the Surviving Corporation following the Effective Time) and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, or to compel the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to divest or hold separate any material portion of any business or of any assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as a result of the Merger, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or (iv) otherwise having, or being reasonably expected to have, a Company Material Adverse Effect.

                  (e) Tax Opinion. Parent shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson, tax counsel to Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger constitutes a tax-free reorganization under
Section 368 of the Code. In rendering such opinion, such tax counsel may require and rely upon representations and warranties and covenants, including those contained herein, or in certificates of officers of Parent, the Company and others.

         Section 7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true and correct when made, and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are expressly made as of a specific date need be true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect

(disregarding for these purposes any materiality or "Parent Material Adverse Effect" qualifications therein contained).

                  (b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer to the effect that the conditions set forth in the paragraphs (a) and (b) above of this Section 7.3 have been satisfied.

                  (d) Tax Opinion. The Company shall have received an opinion of Venture Law Group, a Professional Corporation, tax counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger constitutes a tax-free reorganization under Section 368 of the Code. In rendering such opinion, such tax counsel may require and rely upon representations and warranties and covenants, including those contained herein, or in certificates of officers of Parent, the Company and others.

                                  ARTICLE VIII

         Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after this Agreement and the Merger have been approved and adopted by the stockholders of the Company as follows:

                  (a) by mutual written consent of each of Parent and the Company;

                  (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before February 28, 2002 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

                  (c) by either Parent or the Company, if a Governmental Entity shall have issued an order, decree or injunction or taken any other action (in each case, which the terminating party has used commercially reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 6.10) having the effect of making the transactions contemplated hereby illegal or permanently prohibiting the consummation thereof, and such order, decree or injunction shall have become final and nonappealable (but only if such party shall have used commercially reasonable efforts to cause such order, decree or injunction to be lifted or vacated in accordance with Section 6.10);

                  (d) by either the Company or Parent, if there shall have been a material breach by the other of any of the other's representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) or (b) (in the case of a breach by the Company) or Section 7.3(a) or (b) (in the case of a breach by Parent), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach;

                  (e) by Parent, if the Board of Directors of the Company or any committee of the Board of Directors of the Company, whether or not permitted pursuant to the terms hereof (i) shall fail to reaffirm its approval or recommendation of advisability of this Agreement or the Merger within 20 days after a request by Parent following the public announcement of a Takeover Proposal or a Superior Proposal or (ii) shall make a Company Adverse Recommendation Change;

                  (f) by either Parent or the Company, if the required approval and adoption of this Agreement and the Merger by the stockholders of the Company shall not have been obtained at a duly held stockholders meeting called for the purpose of obtaining such approval, including any adjournments or postponements thereof; or

                  (g) by the Company, in accordance with Section 5.5(b); provided, however, in order for the termination of this Agreement pursuant to this Section 8.1(g) to be deemed effective, the Company shall have complied in all respects with all provisions contained in Sections 5.5(a), 5.5(b) and 5.5(c), including the notice provisions therein, and with applicable requirements of Section 8.2, including the payment of the Termination Fee.

         Section 8.2 Effect of Termination.

                  (a) In the event that (x) (1) any Person shall have made a Takeover Proposal or Superior Proposal to the Company or to its stockholders or publicly announces any Takeover Proposal or Superior Proposal relating to the Company or any of its Subsidiaries after the date hereof and such Takeover Proposal or Superior Proposal shall not have been withdrawn and thereafter this Agreement is terminated (i) by either party pursuant to Section 8.1(b) or (ii) by either party pursuant to Section 8.1(f) and (2) within 9 months after the termination of this Agreement any Acquisition Transaction involving the Company or any of its Subsidiaries shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company or any of its Subsidiaries shall have been entered into, (y) this Agreement is terminated by Parent pursuant to Section 8.1(e) or (z) this Agreement is terminated by the Company pursuant to Section 8.1(g), then, in any such case, the Company shall in no event later than (i) the date an Acquisition Agreement is entered into with respect to an Acquisition Transaction involving the Company or any of its Subsidiaries, or if no such agreement is entered into, upon the date of consummation of an Acquisition Transaction involving the Company or any of its Subsidiaries, in the case of a termination described in clause (x), or
(ii) two days after such termination, in the case of a termination described in clause (y) or (iii) concurrently with such termination, in the case of a termination described in clause (z), pay Parent a fee of $31 million (the "Termination Fee"), which amount shall be payable by wire transfer of same day funds to a bank account designated by Parent. For purposes of Section 8.2(a)(x) only, each reference to "25%" in the definition of the term "Acquisition Transaction" shall be deemed to be a reference to "51%."

                  (b) Each of the parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due from it pursuant to this Section 8.2, and in order to obtain such payment the other party commences a suit which results in a judgment for the fees and expenses set forth in this Section 8.2, the other party shall pay to the party bringing such suit its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

                  (c) In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability (other than as set forth in this Section 8.2) on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for damages resulting from any willful or intentional breach of this Agreement.

         Section 8.3 Amendment. This Agreement may be amended by the parties hereto pursuant to action of their respective Boards of Directors, at any time before or after approval of the matters and transactions contemplated hereby by the stockholders of the Company and prior to the Effective Time, but after such approvals, no such amendment shall be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for such party's benefit contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of the party to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         Section 8.5 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.1 or an amendment of this Agreement pursuant to Section 8.3 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors.

                                   ARTICLE IX

         Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the license granted by the Company pursuant to Section 2.11 hereof and the Company's other obligations under Section 2.11 hereof shall survive the termination of this Agreement as set forth in (and subject to the limitations in) such Section 2.11,
(b) the agreements set forth in Sections 6.6 and 6.7 and such other covenants and agreements under this Agreement to be performed in whole or in part after the Effective Time shall survive the Effective Time or termination of this Agreement, as applicable, (c) the agreements set forth in Sections 6.5, 6.6(b) and 8.2 and this Article IX shall survive termination indefinitely, and (d) the representations, warranties, covenants and agreements of the Company made herein with respect to the Stockholders Agreement shall survive until the termination date of such agreement. The representations, warranties, covenants and agreements in the Stockholders Agreement survive according to their terms.

         Section 9.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

         Section 9.3 Notices. Except for notices that are specifically required to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by telecopy or facsimile (upon confirmation of receipt), (b) on the first business day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the seventh business day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                     If to the Company:

                     Rosetta Inpharmatics, Inc.
                     12040 115th Avenue NE
                     Kirkland, Washington  98034
                     Attention:  Stephen H. Friend, M.D., Ph.D.
                     Telecopy No:  (425) 820-5757

                     With a copy to:

                     Venture Law Group
                     4750 Carillon Point
                     Kirkland, Washington  98033
                     Attention:  Mark J. Handfelt
                     Telecopy No.:  (425) 739-8750

                     If to Parent:


                     Merck & Co., Inc.
                     One Merck Drive
                     P.O. Box 100
                     Whitehouse Station, New Jersey  08889
                     Attention:  Celia A. Colbert
                     Telecopy No:  (908) 735-1246

                     With a copy to:

                     Fried, Frank, Harris, Shriver & Jacobson
                     One New York Plaza
                     New York, New York  10004
                     Attention:  Gary P. Cooperstein, Esq.
                     Telecopy No.:  (212) 859-4000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

         Section 9.4 Certain Definitions; Interpretation. For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) "Company Material Adverse Effect" means any
change or effect that is materially adverse to the condition (financial or otherwise), assets, liabilities, business, prospects or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the Excluded MAE Factors shall be deemed (either alone or in combination) to constitute, and none of the Excluded MAE Factors shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect.

                           (ii) "affiliate" of a Person means a Person that
directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

                           (iii) "control" (including the terms "controlled by"
and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

                           (iv) "Excluded MAE factors" means, with respect to
the Company or Parent:

                                    (a) any change in the market price or
trading volume of the Company's or Parent's stock, as applicable;

                                    (b) any failure by the Company or Parent, as
applicable, to meet internal projections or forecasts or published revenue or earnings predictions; or

                                    (c) any adverse change or effect (including
any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenues or income or disruption of business relationships) arising from or attributable or relating to: (i) the announcement or pendency of the Merger, (ii) conditions affecting the industry or industry sector in which the Company or the Parent, as applicable, or any of their respective Subsidiaries participates, the U.S. economy as a whole or any foreign economy in any location where the Company or Parent, as applicable, or any of its respective Subsidiaries has material operations or sales, (iii) conditions affecting third party suppliers of the Company (other than Agilent

Technologies, Inc) or Parent, as applicable, (iv) legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by this Agreement, (v) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement, (vi) compliance with the terms of, or the taking of any action required by, this Agreement, (vii) the taking of any action approved or consented to by the Company or Parent, as applicable, (viii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (ix) any action required to be taken under applicable laws, rules, regulations or agreements, other than antitrust or unfair competition laws, rules or regulations.

                           (iv) "knowledge" of any party shall mean, with
respect to any specific matter, the knowledge of the executive officers of that party, in each case, after due inquiry.

                           (v) "Parent Material Adverse Effect" means any
change, effect, event, occurrence or state of facts that is reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, the Employment Contracts and the Stockholder Agreement.

                           (vi) "Person" and "person" means an individual,
corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

                           (vii) "Subsidiary" of a Person means any corporation
or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

                           (viii) "Tax" means any federal, state, local, or
foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (ix) "Tax Return" means any return, declaration,
report, claim for refund or information return or statement relating to Taxes, including any attachment or schedule thereto and including any amendment thereof.

         Section 9.5 Interpretation.

                  (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

                  (b) Any matter disclosed in any section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter or to the extent that it is readily apparent on the face of the Company Disclosure Letter or that such matter is relevant to another section of the Company Disclosure Letter.

         Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

         Section 9.7 Assignment; Binding Effect; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Parent and the Company. Parent or Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent, as applicable, or to any Subsidiary or affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for Section 6.7 (Insurance; Indemnity), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 9.8 ENFORCEMENT. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT, SUBJECT TO THE NEXT SENTENCE HEREOF, THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT.

         Section 9.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         Section 9.10 Entire Agreement. This Agreement, the Confidentiality Agreement between the Company and Parent dated April 26, 2001 (the "Confidentiality Agreement"), constitutes the entire agreement between the parties hereto and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The obligations of Parent and the Company under the Stockholders Agreement shall be governed by (i) the terms of such agreements and (ii) the representations and warranties, covenants and agreements of the Company made in this Agreement with respect thereto.


                            [Signature page follows.]

                  IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers there unto duly authorized as of the day and year first written above.


                                          ROSETTA INPHARMATICS, INC.



                                          By:  /s/ Stephen H. Friend
                                               --------------------------------
                                               Name:  Stephen H. Friend
                                               Title: CEO



                                          MERCK & CO., INC.



                                          By:  /s/ Richard N. Kender
                                               --------------------------------
                                               Name:  Richard N. Kender
                                               Title: Vice President, Business
                                                      Development and Corporate
                                                      Licensing



                                          COHO ACQUISITION CORP.



                                          By:  /s/   Richard N. Kender
                                               --------------------------------
                                               Name:  Richard N. Kender
                                               Title: Vice President

                                     ANNEX I

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                          Page No.
------------                                                          --------

ACM.........................................................................22
Acquisition Agreement.......................................................37
Acquisition Transaction.....................................................38
Action......................................................................43
Actions.....................................................................36
affiliate...................................................................53
Agreement....................................................................1
Cap Amount..................................................................43
Certificate of Incorporation................................................10
Chapter 23B.19..............................................................23
Closing......................................................................2
Closing Date.................................................................2
Code.........................................................................1
Company......................................................................1
Company Adverse Recommendation Change.......................................37
Company Certificate..........................................................3
Company Common Stock.........................................................1
Company Disclosure Letter...................................................10
Company Employee Plans......................................................17
Company Employees...........................................................43
Company Equity Equivalent Security..........................................11
Company ERISA Affiliate................................................3.20(c)
Company Intellectual Property...............................................26
Company Material Adverse Effect.............................................53
Company Options..............................................................6
Company Owned IP............................................................25
Company Preferred Stock.....................................................11
Company SEC Reports.........................................................13
Company Stock Purchase Plan..................................................6
Company Stockholders Meeting................................................39
Company Technology License...................................................9
Company Warrants.............................................................8
Confidentiality Agreement...................................................56
Contract....................................................................12
control.....................................................................53

                                                                         ANNEX I


Date of Effectiveness.......................................................13
DGCL.........................................................................1
DOJ.........................................................................45
Effective Time...............................................................2
Employee....................................................................17
Employment Contracts.........................................................1
Environmental Costs.........................................................21
Environmental Laws..........................................................22
Environmental Matter........................................................21
Environmental Permits.......................................................20
ERISA.......................................................................17
Exchange Act............................................................13, 29
Exchange Agent...............................................................4
Exchange Fund................................................................4
Exchange Ratio...............................................................3
Excluded Shares..............................................................3
Facilities..................................................................22
FDA.........................................................................16
FDCA........................................................................16
Form S-4....................................................................40
Genome Technology............................................................8
Governmental Entity.........................................................13
Hazardous Substances........................................................22
HSR Act.................................................................13, 29
Indemnified Party...........................................................43
Intellectual Property Rights................................................25
Inventions...................................................................8
IRS.........................................................................18
knowledge...................................................................54
Legal Provisions............................................................16
Liens.......................................................................10
Merger.......................................................................1
Merger Sub...................................................................1
NASD........................................................................13
New Purchase Date............................................................7
Notice of Adverse Recommendation............................................37
NYSE.........................................................................6
Parent.......................................................................1
Parent Benefit Plan.........................................................44
Parent Certificates..........................................................4
Parent Common Stock..........................................................1
Parent Disclosure Letter....................................................28

                                                                         ANNEX I


Parent Employees............................................................44
Parent Material Adverse Effect..............................................54
PBGC........................................................................18
PCBs........................................................................22
Permits.....................................................................16
Person......................................................................54
Post Signing Returns........................................................35
Proxy Statement/Prospectus..................................................40
Regulatory Law..............................................................45
Replacement Coverage........................................................44
Representatives.............................................................36
Section 203.................................................................23
Securities Act..........................................................13, 29
Stock Purchase Options.......................................................7
Stockholders Agreement.......................................................1
Stockholders' Meeting.......................................................41
Subsidiary..................................................................54
Superior Proposal...........................................................38
Surviving Corporation........................................................1
Takeover Proposal...........................................................38
Tax.........................................................................54
Termination Date............................................................49
Termination Fee.............................................................50
Third Party Licenses........................................................25

                                    ANNEX II

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          [ROSETTA INPHARMATICS, INC.]


            FIRST:      The name of the Corporation is:

                        [ROSETTA INPHARMATICS, INC.]

            SECOND: The address of the Corporation's registered office in the State of Delaware is [Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801]. The name of the registered agent at the above address is [The Corporation Trust Company].

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH: The total number of shares of stock that the Corporation shall have authority to issue shall be [One Thousand (1,000)] shares of Common Stock, par value [One Dollar $1.00)] per share. Shares of stock of the Corporation whether with or without par value, of any class or classes hereby or hereafter authorized may be issued by the Corporation from time to time for such consideration permitted by law as may be fixed from time to time by the Board of Directors.

            FIFTH: Unless required by the by-laws, the election of directors of the Corporation need not be by written ballot.

            SIXTH: In furtherance and not in limitation of the powers conferred on it by law, the Board of Directors shall have the power to make, alter, or repeal the by-laws of the Corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether or not adopted by them.

            SEVENTH: The Corporation shall indemnify its officers and directors to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

            EIGHTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of a corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. The elimination and limitation of liability provided herein shall

                                                                        ANNEX II


continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office. Any amendment, repeal or modification of this Article EIGHTH not adversely affect any right with respect to acts or omissions occurring prior to such repeal or modification or protection of a director of the Corporation existing at the time of such repeal or modification.

      The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

      Executed at Kirkland, Washington, on the _____ day of ______, 2001.



                                          -----------------------------
                                          By:
                                          Name:
                                          Title:

                                                                        ANNEX II


                         RIGHT OF FIRST OFFER PROCEDURES

A. If the Company or its Subsidiaries (the "Licensing Parties") shall propose to (i) sell, assign or otherwise transfer an ownership interest in, or
      (ii) license on an exclusive basis (subject to the non-exclusive license granted by the Company under Section 2.11 of the Agreement and without limiting the Parent's rights thereunder) the Genome Technology to any third party, Parent will have the right to be the first party offered the opportunity to acquire or exclusively license such Genome Technology (the "Right of First Offer").

B. The Licensing Party(ies) shall first deliver to Parent (i) a written notice (the "Offer Notice") specifying that the Licensing Party(ies) desire to transfer or license on an exclusive basis such Genome Technology and (ii) a copy of any sale, assignment or other transfer or license agreement proposed in connection with such transaction, or any other term sheet or written description containing all of the material terms and conditions relating to such transfer or license of the Genome Technology.

C. Parent will have thirty (30) days in which to exercise its Right of First Offer by providing written notice to the Company. If Parent exercises its Right of First Offer, Parent may purchase or license on an exclusive basis the Genome Technology on the terms proposed in the Offer Notice.

D. If Parent shall not have exercised its Right of First Offer, the applicable Licensing Party(ies) may, within ninety (90) days after the expiration of such Right of First Offer (the "90 Day Offer Period"), offer to transfer or license on an exclusive basis the Genome Technology that was the subject of the Offer Notice to a third party on the same terms and subject to the same conditions as were offered to Parent pursuant to the Offer Notice.

E. If, however, the Licensing Party(ies) offers to transfer or license on an exclusive basis the Genome Technology to a third party on terms or conditions that, taken as a whole, are more favorable than those offered to Parent in any Offer Notice in connection with its Right of First Offer, (a "New Genome Technology Disposition"), prior to entering into the New Genome Technology Disposition (i) the applicable Licensing Party(ies) shall notify Parent in writing of its offer of the New Genome Technology Disposition to such third party and (ii) Parent shall have the right to accept the New Genome Technology Disposition on the same terms and conditions so offered by the applicable Licensing Party(ies) to such third party (the "Supplemental Right of First Offer"). Parent shall have thirty
      (30) days in which to exercise its Supplemental Right of First Offer by providing the Company with written notice of its intention to exercise such right.

F. In the event Parent does not exercise its Supplemental Right of First Offer within such thirty (30) day period, the applicable Licensing Party(ies) may, within ninety (90) days after the expiration of such Supplemental Right of First Offer, offer to transfer or

                                                                        ANNEX II


      license the Genome Technology on the same terms and subject to the same conditions so offered by the applicable Licensing Party(ies) to Parent in connection with the Supplemental Right of First Offer; provided, however, that if the Licensing Party(ies) offer to transfer or License the Genome Technology to a third party on terms or conditions that, taken as a whole, are more favorable than those offered to Parent in connection with its Right of First Offer or its Supplemental Right of First Offer, then Parent and the Company shall implement the procedures set forth in paragraph E above as necessary to afford Parent the right to make the first offer to acquire by transfer or license the Genome Technology on such more favorable terms or conditions (e.g., if the Licensing Party(ies) ever propose to transfer or license the Genome Technology on terms that are more favorable than those that had ever been offered to Parent, the Licensing Party(ies) must first offer such Genome Technology to Parent as otherwise contemplated by the procedures set forth above).